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                                                                    EXHIBIT 99.7

                                LEARN2.COM, INC.
                      (FORMERLY KNOWN AS 7TH LEVEL, INC.)
                SUPPLEMENTARY CONSOLIDATED FINANCIAL STATEMENTS
                               TABLE OF CONTENTS

Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................      2
Report of Independent Public Accountants....................     17
Independent Auditors' Report................................     18
Supplementary Consolidated Financial Statements
Supplementary Consolidated Balance Sheets as of June 30,
  1999, December 31, 1998 and 1997..........................     19
Supplementary Consolidated Statements of Operations for the
  three and six months ended June 30, 1999 and 1998 and the
  years ended December 31, 1998, 1997 and 1996..............     20
Supplementary Consolidated Statements of Stockholders'
  Equity for the six months ended June 30, 1999 and the
  years ended December 31, 1998, 1997, and 1996.............     21
Supplementary Consolidated Statements of Cash Flows for the
  six months ended June 30, 1999 and 1998 and the years
  ended December 31, 1998, 1997 and 1996....................     22
Notes to Supplementary Consolidated Financial Statements....     24
Notes to Unaudited Quarterly Financial Statements; Quarterly
  Financial Information (unaudited).........................     46

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          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    The following information should be read in conjunction with the supplementary consolidated financial statements and the notes included thereto.

    This Form 8-K Current Report contains or incorporates forward-looking statements including statements regarding, among other things, our future plans, objectives, performance, intentions, expectations and anticipated trends in our business. We may make additional written or oral forward-looking statements from time to time in filings with the Securities and Exchange Commission or otherwise. When we use the words "believe," "expect," "anticipate," "project" and similar expressions, this should alert you that this is a forward-looking statement. Forward-looking statements speak only as of the date the statement is made.

    These forward-looking statements are based largely on our expectations. They are subject to a number of known and unknown risks and uncertainties that could cause our actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements. These factors include among others, our ability to complete new products at planned costs and on planned schedules, our ability to attract and retain strategic partners and consummate acquisitions, our ability to leverage intangible assets in our technology, and our ability to maintain a sufficient level of financing for our business strategy. Additional factors that are beyond our control and could influence results include market acceptance of our products and services and adoption of the Internet as a medium of commerce and communications. See the discussion of our business and a description of the various factors that could materially affect our ability to achieve the anticipated results described in the forward-looking statements which are included in Item 1 of our Annual Report on Form 10-K/A for the year ended December 31, 1998.

OVERVIEW

    On July 14, 1999, we changed our Company's name from 7th Level, Inc. to Learn2.com, Inc. We made the change in order to create a single brand and to more closely align our corporate identity with our product offerings.

    Our company was founded in 1993 with the goal of becoming a leading developer and publisher of interactive entertainment and educational products as well as a creator of state of the art tools and technologies. In 1998, our research and development activities were focused primarily on developing and enhancing our Agent7-TM technology. We recognized that appropriate applications of this technology were in the delivery of learning, training and enhanced communications. To strengthen our position in the marketplace, we searched for a viable and complementary partner with the appropriate technological assets, distribution channel and management expertise and abandoned our interactive entertainment business.

    On February 16, 1999, we acquired all of the outstanding stock of Street Technologies, Inc, a privately held company, and changed the name of Street Technologies to Learn2, Inc. Learn2 markets and develops technology based training solutions delivered over intranets and the Internet. The total value of the transaction was approximately $40.3 million including $3.3 million of assumed liabilities, which were primarily deferred revenue, and was accounted for using the purchase method of accounting. Accordingly, the assets and liabilities were recorded based upon their fair values at the date of acquisition. We recorded approximately $13.4 million in goodwill and other intangible assets, which are being amortized on a straight-line basis over periods of seven to twenty years and wrote-off approximately $9.7 million of acquired in-process technology.

    On May 13, 1999, we acquired all of the outstanding stock of Panmedia Corporation, a privately held company. Panmedia produces a website which offers a wide spectrum of step by step instructions

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on skills, activities, and tasks. We exchanged 1,543,860 shares of our common stock, $.01 par value per share for all of Panmedia's outstanding shares. The total value of the transaction was approximately $9.7 million and was accounted for as a pooling of interests. The supplementary consolidated financial statements and footnotes for the two years ended December 31, 1998 and 1997 and the accompanying notes reflect our financial position and the results of operations as if Panmedia was a wholly-owned subsidiary since inception. Panmedia's results of operations for 1996 are not material and therefore have not been included. During June 1999, we recorded a one-time charge of $277,000 for acquisition-related costs. These costs consisted of legal and accounting fees, and certain other expenses directly related to the acquisition.

    On August 23, 1999, we acquired ViaGrafix Corporation, a publicly traded company. ViaGrafix develops, produces and markets technology based training products. We exchanged approximately 10.7 million shares of common stock for all of ViaGrafix's outstanding common stock. The total value of the transaction was approximately $40.5 million and was accounted for as a pooling of interests. The supplementary consolidated financial statements do not include estimated expenses of approximately $2.3 million relating to transaction costs incurred with this transaction. These estimated costs include estimated investment banking fees, professional services and financial advisory fees. These costs will be recorded as expenses in the third quarter of 1999. The supplementary consolidated financial statements and the accompanying notes reflect our financial position and results of operations as if ViaGrafix was a wholly-owned subsidiary of the Company since inception. As set forth on Note 3, our reported results of operations for all periods prior to February 16, 1999 do not reflect the results of Learn2, Inc. Consequently, the results prior to February 16, 1999 and our consolidated balance sheet at December 31, 1998 are not reflective of our operations and financial position as presently constituted.

    We plan to significantly increase our operating expenses to increase our research and product development and sales and marketing operations to help attain our goal of becoming the world's leading provider of Internet and network delivered learning and training products and services. We may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall. If we have a shortfall in revenues in relation to expenses, or if our expenses exceed our revenues, then our business, results of operations and financial condition would be materially and adversely affected. We expect to incur losses on a quarterly and annual basis for the foreseeable future.

RESULTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

REVENUES

    In August 1997, we announced a new strategy to leverage our existing core technology and to transition from being a self-funded content developer and publisher to position ourselves as a supplier of custom solutions and services, tools and technology. Our strategy change in 1997 impacted our operations in 1998. Net revenues decreased 13% to $21.4 million for the year ended
December 31, 1998 compared to $24.5 million for the year ended December 31, 1997. The 13% decrease in net revenues reflects the shift in business strategy as the first of the new products on the Agent7 platform was formally released late in the third quarter of 1998 and accordingly, no significant revenues have been realized. In 1998, product sales from ViaGrafix were $18.8 million or 88% of total revenue. The remaining 12% of revenue came from various sources including royalty streams from Learn2's discontinued game business, reversals of prior period returns, price protection allowances in excess of actual returns, price protections, and revenues related to Panmedia. In contrast, during 1997, $6.0 million or 24% of our revenue came from product sales associated with game business and $13.7 million or 56% came from product sales from ViaGrafix. The remaining 20% was from other sources, including the sale of a title in the final stages of development, Dominion, for $1.8 million, non-refundable advance royalties of $1.5 million for Python titles, and approximately $1.2 million from

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Microsoft for development and initial royalties on the Barney Actimates titles.
Sales to customers outside of the United States were 2% and 8% of net revenue in 1998 and 1997, respectively.

    The increase in ViaGrafix's 1998 sales are primarily from existing and additional training products, along with sales of approximately $826,000 or 4% of total ViaGrafix 1998 sales, from eTracks.com for the last five months of 1998. eTracks was purchased by ViaGrafix on July 31, 1998 and accounted for as a purchase. Information technology training product sales for the year ended December 31, 1998 increased 40% to approximately $15.5 million, or 83% of total sales, compared to approximately $11.1 million, or 81% of total ViaGrafix sales, in 1997. This increase was primarily attributable to increases in the number of units of products sold rather than increases in prices. Graphics software sales for the year ended December 31, 1998, decreased 8.5% to approximately
$2.4 million, or 13% of total ViaGrafix sales, compared to approximately
$2.6 million, or 19% of total ViaGrafix sales, in 1997. This decrease was primarily due to lower than expected sales of ViaGrafix's DesignCAD upgrade, DesignCAD Pro 2000, that was introduced in late August 1998.

    Our strategy change in 1997 impacted our operations. Net revenues decreased 20% to $24.5 million for the year ended December 31, 1997 compared to $30.6 million for the year ended December 31, 1996. In 1997, product sales from our games business constituted approximately 24% of net revenue while product sales from ViaGrafix constituted approximately 56% of revenues. The remaining 20% was from other Learn2 sources, including the sale of a title in the final stages of development, Dominion, for $1.8 million, non-refundable advance royalties of $1.5 million for Python titles, and approximately
$1.2 million from Microsoft for development and initial royalties on the Barney Actimates titles. In contrast, approximately 60% of 1996 net revenues came from Learn2's product sales related to the games business, product sales from ViaGrafix of 33% and the remaining 7% was from Learn2 licensing, OEM or Original Equipment Manufacturer, and development contracts. Sales to customers outside of the United States in 1997 were similar to 1996 and approximated 8% of net revenue.

    The increase in ViaGrafix's 1997 revenue reflects an increase in sales primarily from existing and additional training products. Information technology training product sales for the year ended December 31, 1997 increased 60% to approximately $11.1 million, or 81% of total ViaGrafix sales, compared to approximately $7.0 million, or 69% of total ViaGrafix sales, in 1996. This increase was primarily attributable to increases in the number of units sold rather than increases in prices. Graphics software sales for the year ended December 31, 1997 decreased 17% to approximately $2.6 million, or 19% of total ViaGrafix sales, compared to approximately $3.1 million, or 31% of total ViaGrafix sales, in 1996. This decrease was primarily due to stronger sales of DesignCAD upgrades for Windows 95 in 1996.

COST OF REVENUES

    For the year ended December 31, 1998, costs of revenues were $5.0 million or 23% of net revenues. During 1998 cost of revenues consisted primarily of $4.5 million related to ViaGrafix product sales, royalties and development. For the year ended December 31, 1997, cost of revenues were $7.7 million or 31% of net revenues whereby $3.0 million related to our product sales and $4.7 million of product sales related to Learn2's product development, manufacturing, and royalties and licensing. The increase in ViaGrafix's cost of revenues was partially a result of a change in sales mix as ViaGrafix sales to major retailers in 1998 were significantly higher than in 1997. Our "Teach Yourself" product line makes up the majority of sales to major retailers and it generally has a higher cost of revenues percentage. In addition, there was a higher cost of revenues percentage (43.2%) from eTracks that affected our sales mix during the last five months of 1998.

    For the year ended December 31, 1997, costs of revenues were $7.7 million or 31% of net revenues. For the year ended December 31, 1996, cost of revenues were $10.9 million or 36% of net

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revenues. During 1997 cost of revenues consisted primarily of $3.0 million related to ViaGrafix product sales and $4.7 million of product sales related to our product development, manufacturing, and royalties and licensing. During 1996 cost of revenues consisted primarily of $2.6 million related to ViaGrafix product sales and $8.3 million of product sales related to Learn2's product development, manufacturing, and royalties and licensing.

    The decline in cost of revenues as a percent of sales was a result of productivity improvements at ViaGrafix due to economies of scale as sales increases were covered with a minimal increase in duplicating and packaging personnel. Additionally, the 1997 revenues from the sale of Dominion and advance royalties for Python referred to above had a very low cost which was offset by a much higher relative cost of revenues associated with the development contracts.

RESEARCH AND PRODUCT DEVELOPMENT EXPENSES

    Research and product development expenses were $4.1 million and $15.6 million for the years ended December 31, 1998 and 1997, respectively. This is comprised of $2.4 million and $14.4 million for Learn2 for 1998 and 1997, respectively and $1.7 million and $1.2 million for ViaGrafix for 1998 and 1997, respectively.

    Learn2's research and product development costs decreased in 1998 as we continued to reduce headcount and related expenditures in the games related business. Approximately $700,000 related to the closing of the Learn2's international localization studios is included in the 1997 amount. During 1998 we completed this process and reversed $250,000 in estimated over accruals related to these closings. In 1998, research and product development expenses primarily included $1.4 million for production expenses and $900,000 for software research and development expenses. Research and product development expenses for 1997 primarily included $5.2 million of production expenses, $4.0 million for software research and development and $5.2 million for expenses related to the Company's subsidiaries that were closed or sold during 1997. Because a large portion of the 1997 staffing cuts in connection with the change in our strategic direction was implemented late in the year and continued into 1998 the benefit was not fully realized until 1998.

    Research and development expense for ViaGrafix increased to $1.7 million or 42% for the year ended December 31, 1998 compared to $1.2 million in 1997. This increase reflects ViaGrafix's commitment to expand the number of information technology training courses offered, as it released 280 new computer-training titles in 1998. Included in the research and development expense for 1998 are costs associated with the initiation of the development of training libraries in Spanish, French and German. ViaGrafix released DesignCAD Pro 2000 during the third quarter of 1998 and DesignCAD LT 2000 in the fourth quarter of 1998. ViaDraw, ViaGrafix's first entry in a line of graphics software products for the consumer market, was released in late November 1998. Two additional graphics software products for the consumer market, ViaCAD, a low cost CAD package, was released in the first quarter of 1999, and ViaPage, a web-page editor, was released in the second quarter of 1999. Research and development expenditures also included development efforts on ViaGrafix's web site and on Internet online delivery of training. ViaGrafix continued to increase its research and development staff during 1998 and as of December 31, 1998 ViaGrafix had 62 employees in research and development compared to 44 on December 31, 1997.

    Research and product development expenses were $15.6 million and $20.1 million for the years ended December 31, 1997 and 1996, respectively. This is comprised of $14.4 million and $19.6 million for Learn2 for 1997 and 1996, respectively and $1.2 million and $467,000 for ViaGrafix for 1997 and 1996, respectively. Learn2's research and product development costs decreased in 1997 as it reduced headcount and related expenditures. Approximately $700,000 related to the closing of the international localization studios is included in the 1997 amount. Learn2's research and production development expenses decreased 27% in 1997, excluding the one-time closing expenses, compared to 1996. Learn2's

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research and product development expenses for 1997 included $5.2 million of production expenses, $4.0 million for software research and development and $5.2 million for expenses of the companies acquired in 1995 and 1996 to provide expertise in the development of 3D technology and graphics design and to provide the capabilities needed to expand into the Asia Pacific market. ViaGrafix's higher level of research and development expense reflects an overall increase in personnel for product development.

SALES AND MARKETING EXPENSES

    Sales and marketing expenses were $9.0 million and $10.8 million for the years ended December 31, 1998 and 1997, respectively. This is comprised of $595,000 and $5.9 million for Learn2 for 1998 and 1997, respectively and $8.4 million and $4.9 million for ViaGrafix for 1998 and 1997, respectively.

    Sales and marketing expenses for Learn2 for 1998 included $14,200 of expenses for advertising, marketing and public relations and $413,000 of expenses related to internal staffing. Included in the 1997 amount is approximately $965,000 related to the closing of Learn2's international sales offices. The 1997 expenses included $2.4 million of expenses for advertising, marketing and public relations and $3.7 million of expenses related to internal staffing. Excluding costs for closing Learn2's international sales offices, sales and marketing expenses decreased approximately $1.8 million or 17% in 1998 compared to 1997.

    The increase in ViaGrafix sales and marketing expenses in 1998 was primarily a result of increased staffing and commission expenditures. Staffing and commission expenditures increased to $4.2 million in the year ended
December 31, 1998 from $2.7 million in 1997. Increased commission expenditures were a result of increased sales. We believe these staff additions will provide support for increased future sales. Included in ViaGrafix sales and marketing is advertising expense totaling $4.4 million in the year ended December 31, 1998 as compared to $2.0 million in 1997. Advertising expenses are for cooperative advertising, advertising through the channels of distribution, direct advertising and print media advertising.

    Sales and marketing expenses were $10.8 million and $15.0 million for the years ended December 31, 1997 and 1996, respectively. This is comprised of $5.9 million and $11.3 million for Learn2 for 1997 and 1996, respectively and $4.9 million and $3.7 million for ViaGrafix for 1997 and 1996, respectively.

    Included in the 1997 amount for Learn2 is approximately $965,000 related to the closing of its international sales offices. In addition, sales and marketing expenses for 1997 included $2.4 million of expenses for advertising, marketing and public relations and $3.7 million of expenses related to internal staffing. For 1996, expenses of $6.3 million for advertising, marketing and public relations and $5.0 million related to internal staffing were incurred. Excluding costs for closing our international sales offices, Learn2's sales and marketing expenses decreased approximately $5.4 million or 48% in 1997 compared to 1996.

    Sales and marketing expenses for ViaGrafix increased to $4.9 million during the year ended December 31, 1997, compared to $3.7 million in 1996. Included in sales and marketing is advertising expense totaling $2.0 million in the year ended December 31, 1997 as compared to $1.2 million in 1996. Advertising expenses are for cooperative advertising, advertising through the channels of distribution, direct advertising and print media advertising.

GENERAL AND ADMINISTRATIVE EXPENSES

    General and administrative expenses for the year ended December 31, 1998 were $7.6 million compared with $6.6 million for the year ended December 31, 1997. This is comprised of $5.1 million

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and $5.3 million for Learn2 for 1998 and 1997, respectively and $2.3 million and
$1.2 million for ViaGrafix for 1998 and 1997, respectively. Approximately
$1.4 million of the 1998 combined company expenses is attributable to stock grants to two of our directors. Additionally, Learn2 incurred higher legal and professional fees in 1998 that also contributed to the increase in general and administrative expenses compared to the 1997 amount. The increase in ViaGrafix's general and administrative expenses was due primarily to planned increases in staffing and expansion of its facilities.

    General and administrative expenses for the year ended December 31, 1997 were $6.6 million compared with $5.5 million for the year ended December 31, 1996. This is comprised of $5.4 million and $4.3 million for Learn2 for 1997 and 1996, respectively and $1.2 million for ViaGrafix for 1997 and 1996. Approximately $400,000 of the Learn2 increase of $1.0 million is associated with expenses related to employee resignations in the first quarter of 1997. Additionally, Learn2 incurred higher legal and professional fees in 1997 which contributed to the increase in general and administrative expenses compared to 1996.

DEPRECIATION AND AMORTIZATION

    Depreciation and amortization expenses were $2.6 million for the year ended December 31, 1998 compared to $4.5 million for the year ended December 31, 1997. Of the 1997 amount, approximately $450,000 represents the early write off of the amortization of intangible assets acquired in the 1995 acquisition of Lanpro Corporation and Lanpro Localization Center, Inc. These assets were acquired on December 29, 1995 and were being amortized over periods up to seven years; however, the assets were written off when we closed our offices in San Francisco and Tokyo.

    Depreciation and amortization expenses were $4.5 million for the year ended December 31, 1997 compared to $3.3 million for the year ended December 31, 1996.

INTEREST AND OTHER INCOME

    Interest income was $870,000 for the year ended December 31, 1998 compared to $361,000 for the year ended December 31, 1997. A significant portion of the net proceeds from ViaGrafix's initial public offering on March 4, 1998 was invested in highly liquid investments with maturities of six months or less. Interest expense was $1.8 million and $393,000 for the years ended December 31, 1998 and 1997, respectively. Approximately $1.7 million related to amortization of debt issuance costs and accretion of debt discount was included in the amount for 1998. The decrease in interest expense, excluding the amortization of debt issuance cost and accretion of debt discount, is due to the reduction in long-term debt.

    Interest income was $361,000 for the year ended December 31, 1997 compared with $1.4 million in the year ended December 31, 1996. This change was due to lower average cash balances available for investment during 1997. Interest expense was $393,000 and $402,000 for the years ended December 31, 1997 and 1996, respectively. Approximately $188,000 of interest expense was capitalized as a cost of financing the acquisition of a tract of land and office building construction during 1996.

    Other expenses were $1.3 million for the year ended December 31, 1998 compared to other income of $1.1 million for the year ended December 31, 1997. During 1998, we disposed of assets at a net loss of approximately $1.5 million that was offset by reversals of accrued royalty expense in excess of actual liabilities in the amount of $237,000. In November 1997, we sold our PyroTechnix subsidiary which included the sale of the Return to Krondor game title and a license to its TopGun technology and recognized a gain of approximately
$1.0 million which resulted in the significant increase over the 1996 amount. For the year ended December 31, 1997, our PyroTechnix subsidiary recognized revenues of approximately $320,000, cost of revenues of approximately $317,000 and operating expenses of approximately $1.5 million.

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INCOME TAXES

    Income taxes represent actual taxes incurred by the Company's ViaGrafix subsidiary. All deferred assets have been fully reserved for all periods presented.

NET LOSS

    The Company recorded net loss available to common shareholders of $15.1 million or $(0.53) per basic and diluted common share which includes
$5.8 million or $(0.21) per share related to dividends and a beneficial conversion feature in association with Preferred Stock for the year ended December 31, 1998 compared to net losses available to common shareholders of $20.3 million and $23.7 million, or $(0.91), and $(1.16) per basic and diluted common share for the years ended December 31, 1997 and 1996, respectively.

LIQUIDITY AND CAPITAL RESOURCES

    Cash and cash equivalents increased $18.7 million during the year to $21.4 million at December 31, 1998. Operating activities used $6.0 million of cash in 1998. The primary factor related to the use of cash from operating activities was the net loss of $9.3 million. The net loss was substantially offset by non-cash charges of $7.7 million of which $2.6 million related to depreciation and amortization, $3.2 million of non-cash compensation and interest and $1.6 million relating to loss on disposal of assets.

    The principal factors in the cash used in investing activities of $5.6 million were the expenditures for fixed assets of $1.3 million, the purchase of short term investments of $3.0 million, the acquisition of eTracks for $682,000, net of cash acquired and prepaid royalties and licenses of $620,000.

    For the year ended December 31, 1998, cash provided by financing activities of $30.3 million was due primarily to the sale of Common Stock of a private placement in the amount of $4.7 million during May 1998, the issuance of Common Stock as part of ViaGrafix's March 1998 initial public offering in the amount of $20.5 million, the receipt of $5.3 million in connection with the December 1998 sale of Preferred Stock, and the proceeds from issuance of debt totaling
$4.3 million. This was offset by repayments of notes payable totaling
$3.7 million and the purchase and cancellation of common stock totaling
$1.5 million. For the year ended December 31, 1997, cash used by financing activities of $6.7 million was due primarily to the repayment of $6.2 million in connection with a bank line of credit and $358,000 related to the repayment of notes payable to related parties and capital lease payments. For the year ended December 31, 1996, cash provided by financing activities of $6.1 million was primarily due to $6.8 million in proceeds from a line of credit with a bank and proceeds from the excerise of warrants and stock options. This was offset by the repayment of notes payable to related parties totaling $513,000.

    In December 1998 the Company's ViaGrafix subsidiary purchased land in Pryor, Oklahoma for expansion of its facilities for $115,000, and to accommodate the seller, agreed to finance $103,500 of the purchase price at 5% interest until June 1, 1999. The loan was repaid in the second quarter of 1999. The Company does not currently have any other significant commitments for capital expenditures. The Company anticipates that it will continue to expand its facilities and purchase equipment as needed to support its product research and development, production of its products, sales and marketing, product support, and administrative staff.

    In the normal course of business, we evaluate potential acquisitions, joint ventures and strategic alliances that may complement our business. While we have no present commitments or agreements with respect to any material business combinations, we may in the future consummate transactions that may require us to issue additional capital stock and this issuance may be significant.

    To date, we continue to use cash and operate at a loss. Our ability to achieve positive cash flow depends upon a variety of factors, including the timely introduction and market success of our

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products, the costs of developing, producing and marketing these products, adoption of the Internet as a medium of commerce and communications, and various other factors, some of which may be beyond our control. Similar to other Internet companies, we are making a substantial investment in our business and may need to raise additional funds. If adequate funds are not available on acceptable terms, we may not be able to realize our business plan.

THREE MONTHS ENDED JUNE 30, 1999 AND 1998 AND SIX MONTHS ENDED JUNE 30, 1999 AND
  1998

REVENUES

    Revenues increased 59% from $4.7 million to $7.5 million for the three months ended June 30, 1999 compared to the three months ended June 30, 1998. Excluding Learn2, Inc.'s revenue of $1.6 million for the quarter, revenues increased $1.2 million to $5.9 million. The increase was primarily from our ViaGrafix subsidiary. This reflects an increase in sales from existing and new information technology training titles, and was primarily attributable to increases in the volume of products sold rather than increases in prices. Net sales of more than $1.0 million were contributed by eTracks, which was purchased in July 1998.

    Revenues increased $6.4 million from $9.4 million to $15.8 million for the six months ended June 30, 1999. Excluding Learn2, Inc.'s revenue of
$2.2 million, revenues increased $4.2 million to $13.6 million from the period subsequent to the Learn2, Inc. acquisition date. The increase was primarily from our ViaGrafix subsidiary. During the six months ended June 30, 1999 ViaGrafix's net sales were approximately $13.3 million, a 61% increase over net sales of approximately $8.3 million during the same period in 1998. A significant portion of the year-to-date increase in net sales was from sales to Internet resellers. eTracks, generated approximately $1.7 million of our first half sales in 1999.

COST OF REVENUES

    Cost of revenues for the three months ended June 30, 1999 was $2.0 million or 27% of net revenues compared to $1.1 million or 23% of net revenues for the three months ended June 30, 1998. The increase in cost of revenues as a percentage of net sales for 1999's second quarter was primarily due to a higher cost of revenues percentage realized by eTracks along with a lower overall mix of high margin graphics software sales in the quarter.

    Cost of revenues for the six months ended June 30, 1999 was $4.0 million or 25% of net revenues compared to $2.2 million or 23% of net revenues for the six months ended June 30, 1998. The increase in the cost of revenues as a percentage of net sales for the first half of 1999 was primarily due to a higher cost of revenues percentage realized by eTracks.

RESEARCH AND PRODUCT DEVELOPMENT EXPENSES

    Research and product development expenses were $1.6 million and $1.1 million for the three months ended June 30, 1999 and 1998, respectively. Research and product development costs increased $500,000 or 45% in 1999 and reflects our increased headcount and related cost structure as a result of our acquisition of Learn2, Inc.

    Research and product development expenses were $2.7 million and $2.2 million for the six months ended June 30, 1999 and 1998, respectively. Research and product development costs increased $500,000 or 23% in 1999 and reflects our increased headcount and related cost structure as a result of our acquisition of Learn2, Inc.

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SALES AND MARKETING EXPENSES

    Sales and marketing expenses were approximately $4.6 million and $1.9 million for the three months ended June 30, 1999 and 1998, respectively. Sales and marketing expenses increased $2.7 million or 142% for the three months ended June 30, 1999 primarily due to the addition of sales and marketing staff and increased commission expenditures.

    Sales and marketing expenses were approximately $10.0 million and $3.8 million for the six months ended June 30, 1999 and 1998, respectively. Sales and marketing expenses increased $6.2 million or 163% for the six months ended June 30, 1999 primarily due to the addition of sales and marketing staff and increased commission expenditures.

GENERAL AND ADMINISTRATIVE EXPENSES

    General and administrative expenses were $2.0 million and $3.0 million for the three months ended June 30, 1999 and 1998, respectively. General and administrative expenses decreased $1.0 million or 33% for the three months ended June 30, 1999. General and administrative expenses for the quarter ended
June 30, 1998 included approximately $1.4 million in non-cash compensation related to stock granted to our Chairman and Vice Chairman and approximately $44,000 in charges for certain stock options and stock warrants granted to consultants. Excluding the one-time expenses, general and administrative expenses increased approximately 25% between the two periods. The increase resulted from changes in headcount and related cost structure as a result of our merger with Learn2, Inc.

    General and administrative expenses were $3.6 million and $4.4 million for the six months ended June 30, 1999 and 1998, respectively. General and administrative expenses decreased $800,000 or 19% for the six months ended
June 30, 1999. One time charges were recognized in the first half of 1998 totaling $1.8 million, which included approximately (i) $1.4 million in non-cash compensation related to stock granted to our Chairman and Vice Chairman,
(ii) $44,000 in charges for certain stock options and stock warrants granted to consultants and (iii) $400,000 related to professional fees associated with the terminated merger with Pulse Entertainment, Inc. Excluding the one-time expenses, general and administrative expenses increased approximately 38% between the two periods. The increase resulted from changes in headcount and related cost structure as a result of our merger with Learn2, Inc.

DEPRECIATION AND AMORTIZATION

    Depreciation and amortization expenses were $905,000 and $594,000 for the three months ended June 30, 1999 and 1998, respectively. Depreciation and amortization expenses increased $311,000 or 52% for the three months ended
June 30, 1999. The 1999 expenses included $619,000 of depreciation on fixed assets, $245,000 of amortization of computer software and $41,000 of amortization on goodwill and intangible assets related to the Learn2, Inc. merger. The 1998 expenses related primarily to depreciation and amortization on fixed assets and intangible assets.

    Depreciation and amortization expenses were $1.5 million and $1.2 million for the six months ended June 30, 1999 and 1998, respectively. Depreciation and amortization expenses increased $300,000 or 25% for the six months ended June 30, 1999. The 1999 expenses included approximately $700,000 of depreciation on fixed assets, $500,000 of amortization of computer software and $300,000 of amortization on goodwill and intangible assets related to the Learn2, Inc. acquisition. The 1998 expenses related primarily to depreciation and amortization on fixed and intangible assets.

RESTRUCTURING CHARGES

    Restructuring charges related to our merger with Learn2, Inc. were approximately $2.5 million for the six months ended June 30, 1999. The charges were comprised of the following: $1.4 million to the write-off of redundant assets, $493,000 excess office space and other costs, and $600,000 in employee severance costs.

NON-RECURRING COSTS

    During the second quarter of 1999, we completed our merger with Panmedia Corporation through the issuance of 1,543,860 shares of our common stock. We recorded a non-recurring charge of $277,000 for transaction costs associated with the merger.

ACQUIRED IN-PROCESS TECHNOLOGY

    In connection with our merger with Learn2, Inc., we allocated $9.7 million of the purchase price to acquired in-process technology. Accordingly, these costs were expensed as of the acquisition date. The amount allocated to acquired in-process technology relates to projects that had not yet reached technological feasibility and that, until completion of development, had no alternative future use. The technologies acquired in this merger will continue to require substantial additional development.

INTEREST AND OTHER EXPENSES, NET

    Interest and other expenses, net was $215,000 of income compared to $1.1 million of expense for the three months ended June 30, 1999 and 1998, respectively. Interest and other expenses, net changed $1.3 million. Interest and other expenses, net in 1999 consisted primarily of interest income while in 1998 interest and other expenses consisted primarily of $1.4 million related to the amortization of debt issuance costs and accretion of debt discount following our May 1998 financing transactions.

    Interest and other expenses, net was $288,000 of income compared to $1.3 million of expense for the six months ended June 30, 1999 and 1998, respectively. Interest and other expenses, net changed $1.6 million. Interest and other expenses, net in 1999 consisted primarily of interest income while in 1998 interest and other expenses, net consisted primarily of $1.4 million related to the amortization of debt issuance costs and accretion of debt discount following the May 1998 financing transactions.

INCOME TAXES

    Income taxes represent actual taxes incurred by the Company's ViaGrafix subsidiary. All deferred assets have been fully reserved for all periods presented.

NET LOSS

    The net loss for the three months ended June 30, 1999 was $3.3 million or $(0.08) per basic and diluted common share, compared to $4.3 million or $(0.15) per basic and diluted common share for the three months ended June 30, 1998. The net loss was attributable to the factors discussed above.

    The net loss for the six months ended June 30, 1999 was $17.4 million or $(0.42) per basic and diluted common share, compared to $6.2 million or $(0.24) per basic and diluted common share for the six months ended June 30, 1998. The results for the six months ended June 30, 1999 include a non-recurring charge of $277,000 incurred in connection with the May 1999 acquisition of Panmedia Corporation, write-off of $9.7 million of acquired in-process technology acquired in the Learn2, Inc. acquisition, and the $2.5 million restructuring charge as a result of the Learn2, Inc. acquisition. Excluding these charges, our net loss was $4.9 million or $(0.12) per basic and diluted common share. The net loss was attributable to the factors discussed above.

LIQUIDITY AND CAPITAL RESOURCES

    Cash and cash equivalents decreased $7.3 million during the first six months of the year to $14.1 million at June 30, 1999. Operating activities used
$5.2 million of cash in the first six months of

1999. The primary factor related to the use of cash from operating activities was the net loss of $17.4 million. The net loss was substantially offset by non-cash charges of $13.8 million (principally $1.5 million of depreciation and amortization, $185,000 non-cash warrant expense, $2.5 million of restructuring charges, and $9.7 million for the write-off of acquired in-process technology).

    The principal factor in the cash used in investing activities of $1.4 million were from capital expenditures.

    In December 1998 the Company's ViaGrafix subsidiary purchased land in Pryor, Oklahoma for expansion of its facilities for $115,000, and to accommodate the seller, agreed to finance $103,500 of the purchase price at 5% interest until June 1, 1999. The loan was repaid in the second quarter of 1999. The Company does not currently have any other significant commitments for capital expenditures. The Company anticipates that it will continue to expand its facilities and purchase equipment as needed to support its product research and development, production of its products, sales and marketing, product support, and administrative staff.

    Financing activities used $628,000 of cash. This was primarily due to the purchase and cancellation of Common Stock totaling $808,000, dividends paid to Stockholders of $185,000, repayments of debt of $103,000, payments on existing capital leases totaling $128,000 offset by the issuance of Common Stock relating to stock option exercises of $592,000.

    In the normal course of business, we evaluate potential acquisitions, joint ventures and strategic alliances that may complement our business. While we have no present commitments or agreements with respect to any material business combinations, we may in the future consummate transactions that may require us to issue additional capital stock and this issuance may be significant.

    To date, we continue to use cash and operate at a loss. Our ability to achieve positive cash flow depends upon a variety of factors, including the timely introduction and market success of our products, the costs of developing, producing and marketing these products, adoption of the Internet as a medium of commerce and communications, and various other factors, some of which may be beyond our control. Similar to other internet companies, we are making a substantial investment in our business and may need to raise additional funds. If adequate funds are not available on acceptable terms, we may not be able to realize our business plan.

YEAR 2000

    Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field and cannot distinguish twenty-first century dates from twentieth century dates. To function properly, these date-code fields must distinguish twenty-first century dates from twentieth century dates and, as a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements.

    STATE OF READINESS. We are dependent on the operation of numerous systems that may be adversely affected by the Year 2000 problem, including:

    - Internal systems.

    - Equipment, software and content supplied to us by third-party vendors that may not be Year 2000 compliant, including outside providers of web-hosting and Internet access services on which we are currently dependent.

    In addition, our future business depends on the successful operation of the Internet following the commencement of the Year 2000. If the Internet is inaccessible for an appreciable period of time, or if customers and users are unable to access our site, our business and revenues could be materially adversely affected. We are also subject to external forces that might generally affect industry and commerce, such as telecommunications, utilities or transportation companies' Year 2000 compliance failures, related service interruptions and the economic impact that such failures have on our customers and advertisers.

    YEAR 2000 COMPLIANCE ASSESSMENT PLANS. Unlike other businesses, we do not have an installed base of legacy systems dating back many years. Nonetheless, in order to reduce the risks of the Year 2000 compliance problem, we have undertaken a two-phase process of analyzing the impact of the Year 2000 problem.

    First, we have completed a formal assessment of our primary internal systems. Based on such assessment and our knowledge of the specific software and systems, we currently believe that our systems are Year 2000 compliant in all material respects or can readily be brought into compliance with the application of corrective software modifications. In many cases, we expect these modifications to be provided by the vendors of the computer and software products we have installed. We have not incurred material costs to date in this informal phase of the assessment process, and currently do not believe that the cost of additional actions will have a material effect on our results of operations, cash flows or financial condition.

    Second, we are in the process of performing a formal assessment of both our internal systems and the vendor-supplied items and services we employ to determine how the Year 2000 problem will affect all aspects of our operations. We are in the final stages of completing this second phase of our assessment. The formal process involves assessment of the following systems:

    - Hardware systems, including servers and systems used for data storage.

    - Software systems, including applications, development tools and proprietary code.

    - Infrastructure systems, including routers, hubs and networks.

    - Facility systems, including general building functions, security, HVAC and related operations.

    - The systems of our business partners, including content providers and ISPs.

    We are conducting our formal assessment of Year 2000 compliance by gathering information on each aspect of our systems, reviewing each component or application for date usage, and examining date representations. As to our systems, the preliminary results of this formal assessment are consistent with the results of our informal assessment. With respect to vendor-supplied items and services, we are conducting a review of product compliance information on such items and services available online, in vendor literature and through trade group information resources, contacting our vendors for compliance information, and maintaining documentation of assessments that have been performed by such vendors or outside sources.

    Each department is involved in this formal assessment process. Once complete, the formal assessment will lead to the creation of a formal re-mediation and contingency plan for achieving Year 2000 compliance. We do not anticipate, however, undertaking a formal assessment of the Year 2000 compliance of the Internet or our underlying telecommunications infrastructure, and will therefore be unable to predict the impact of Year 2000 issues that might affect the broader Internet business community, including ours.

    RESULTS OF COMPLIANCE EFFORTS TO DATE. Based on the completed informal assessment and progress on the formal assessment, we currently believe that our internal systems are or can readily be made Year 2000 compliant in all material respects. However, it is possible that these current internal systems contain undetected errors or defects with Year 2000 date functions. In addition, although we do not anticipate problems, vendor-supplied items and services could contain undetected errors or defects which, if not corrected, could result in serious unanticipated negative consequences, including significant downtime for one or more of our media properties.

    We could encounter some Year 2000 defects in the products and services we produce and market. If Year 2000 defects are encountered, we could be liable for substantial legal claims and litigation, and the adverse publicity could have a material adverse effect on the future sales of our products and services, even after any Year 2000 defects are resolved. However, any material adverse effect on our financial position, results of operations and cash flows cannot be currently estimated.

    COSTS OF YEAR 2000 COMPLIANCE. Although we are not aware of any material operational issues or costs associated with preparing our internal systems for the Year 2000, and although we have not incurred material costs to date with respect to the Year 2000 compliance of these internal systems, the occurrence of any of the following events could materially and adversely affect our business, results of operations, cash flows and financial condition:

    - Errors and defects are detected after the formal assessment process is complete.

    - Third-party equipment, software or content fails to operate properly with regard to the Year 2000.

    - Web advertisers expend significant resources to correct their current systems for Year 2000 compliance, resulting in reduced funds available for web advertising or sponsorship of web services.

    We believe our largest risk regarding the Year 2000 issue is from legal claims and litigation. We expect that there will be a large number of lawsuits filed over Year 2000 issues in the United States because of the great publicity of the Year 2000 issue. Even small Year 2000 problems encountered could result in substantial legal claims, lawsuits, and class action lawsuits against us, which in turn could have a material adverse effect on our results of operations, cash flows and financial position.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
  DISCLOSURES

    As of January 15, 1999, we replaced our principal accountant KPMG LLP with Arthur Andersen LLP. Our decision to change accountants was recommended by our Board.

    KPMG LLP's report on our consolidated financial statements as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997 contained a separate paragraph stating that "the Company has suffered recurring losses since inception and does not currently have sufficient resources to meet its anticipated operating requirements during 1998, which conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3 [in the notes to our 1997 financial statements]. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of these uncertainties."

    On April 20, 1998, we received commitments for an aggregate $10 million in financing which was comprised of $4.5 million principal amount of senior secured promissory notes and $5.5 million liquidation preference of non-convertible preferred stock. The terms of the financing provided that upon stockholder approval the non-convertible preferred stock would be automatically exchanged into convertible preferred stock and the holders of the senior secured promissory notes would have the option of exchanging their notes into convertible preferred stock. On July 13, 1998, an aggregate of $10 million liquidation preference of our Series B Convertible Preferred Stock was issued to the holders of the senior secured promissory notes and non-convertible preferred stock. Between April 20, 1998 and July 13, 1998, the market price of our common stock increased such that the conversion price of the Series B Convertible Preferred Stock was greater than the market price of our common stock on April 20, 1998 but less than the market price of our common stock on July 13, 1998. Due to the beneficial conversion feature of the Series B Convertible Preferred Stock, we were required to increase the loss attributable to common stockholders for the quarter ended September 30, 1998. The one-time occurrence was accounted for similar to a non-cash dividend and had no effect on our net loss or aggregate stockholders' equity.

    KPMG LLP informed us about the accounting treatment of the beneficial conversion feature. Management then requested KPMG LLP to look into alternative accounting treatments. Management believes that its inquiries and discussions regarding this matter did not constitute a disagreement. However, KPMG LLP has informed us that in view of all the circumstances surrounding the discussions about this issue this matter constitutes a disagreement as contemplated by Item 4 of Form 8-K and Item 304(a)(1) of Regulation S-K. Upon KPMG LLP informing us that in KPMG's opinion there was no alternative accounting treatment, we followed the advice of KPMG LLP and accounted for the Series B Convertible Preferred Stock as described above to the satisfaction of KPMG LLP.

    We have authorized KPMG LLP to respond fully to the inquiries of Arthur Andersen LLP concerning the subject matter of the beneficial conversion feature.

    The following is the response submitted to the SEC by KPMG LLP:

    "We were previously principal accountants for 7th Level, Inc. and under the date of January 30, 1998, we reported on the consolidated financial statements of 7th Level, Inc. and subsidiaries as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997. On
January 15, 1999, our appointment as principal accountants was terminated. We have read 7th Level, Inc.'s statements included under Item 4 of its Form 8-K dated January 15, 1999, and agree with such statements, except that we are not in a position to agree or disagree with 7th Level, Inc.'s statement that the change in principal accountants was recommended by the Company's Board of Directors."

    After the change in accountants took place it came to our attention that at the November 18, 1998 meeting of the Emerging Issues Task Force, the staff of the SEC issued a statement regarding how issuers should account for convertible securities. The minutes dealt with, among other things, the observation, by the Task Force, that in certain circumstances, the intrinsic value of the beneficial conversion feature may be greater than the proceeds received from the sale of the convertible instrument. In those situations, the Task Force reached a tentative conclusion that the amount of the discount assigned to the beneficial conversion feature should be limited to the amount of proceeds received.

    As a result of the foregoing, we have restated the financial statements contained in the Quarterly Report on Form 10-Q/A for the three and nine month periods ended September 30, 1998. We have reduced the beneficial conversion feature originally recorded in the amount of approximately $15,000,000 to approximately $5,500,000. The impact of such restatement on our Condensed Consolidated Statement of Operations and Balance Sheet was as follows:

                                              THREE MONTHS ENDED             NINE MONTHS ENDED
                                              SEPTEMBER 30, 1998             SEPTEMBER 30, 1998
                                          ---------------------------   ----------------------------
                                                        AS ORIGINALLY                  AS ORIGINALLY
                                          AS RESTATED     REPORTED      AS RESTATED      REPORTED
                                          -----------   -------------   ------------   -------------
Net loss available to common
  stockholders..........................  $(7,922,802)  $(17,414,526)   $(15,474,901)  $(24,966,625)
Loss per common share...................  $     (0.45)  $      (1.00)   $      (1.00)  $      (1.62)

                                                                             SEPTEMBER 30, 1998
                                                                        ----------------------------
                                                                                       AS ORIGINALLY
                                                                        AS RESTATED      REPORTED
                                                                        ------------   -------------
Additional capital...................................................   $ 83,990,864   $ 93,482,588
Accumulated deficit..................................................   $(83,635,328)  $(93,127,052)

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    We are exposed to the impact of interest rate and foreign currency fluctuations. Our objective in managing this exposure to interest rate changes is to maximize our potential interest income without sacrificing cash equivalent and short-term investment quality. We do not currently have interest rate exposure from borrowing as we do not have a line of credit. We have only $493,000 of notes payable.

    In the first half of 1999 and 1998 sales to countries other than the United States and Canada accounted for 3% and 4%, respectively, of total net sales. These international net sales are denominated in foreign currencies. Consequently a decrease in the value of a relevant foreign currency in relation to the U.S. dollar could adversely affect our net sales. Our foreign currency transactional exposures exist primarily with the United Kingdom Pound, the French Franc, the German Mark and the Japanese Yen.

    We do not utilize interest rate swaps or hedge exposures with foreign currency forward contracts.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Learn2.com, Inc.

    We have audited the accompanying supplementary consolidated balance sheets of Learn2.com, Inc. at December 31, 1998 and 1997, and the related supplementary consolidated statements of operations, stockholders' equity and cash flows for the years then ended. The supplementary consolidated statements give retroactive effect to the merger with ViaGrafix Corporation on August 23, 1999, which has been accounted for as a pooling of interests as described in Note 1. These supplementary financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplementary financial statements based on our audits. The consolidated financial statements of the Company for the year ended December 31, 1996, were audited by other auditors whose report dated February 7, 1997 (except for the second paragraph of Note 5 which is as of March 14, 1997), expressed an unqualified opinion on those statements. The opinion of such auditors, however, does not cover the restatement for the pooling of interests transaction as discussed in Note 1. We did not audit the consolidated financial statements of ViaGrafix included in the supplementary consolidated financial statements of Learn2.com, Inc., which statements reflect total assets and revenues constituting 66 and 88 percent, respectively, in 1998 and 44 and 56 percent respectively, in 1997 of the related supplementary consolidated totals. These statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for ViaGrafix Corporation, is based solely upon the report of the other auditors.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

    We have also audited the adjustments described in Note 1 that were applied to restate the 1996 consolidated financial statements. In our opinion, such adjustments are appropriate and have been properly applied.

    In our opinion, based upon our audits and the report of the other auditors, the supplementary consolidated financial statements referred to above present fairly, in all material respects, the financial position of Learn2.com, Inc. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended, after giving retroactive effect to the merger with ViaGrafix as described in Note 1, all in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

New York, New York
November 2, 1999

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders of
Learn2.com, Inc. (Formerly Known as 7th Level, Inc.):

    We have audited the consolidated statements of operations, stockholders' equity and cash flows of Learn2.com, Inc. (formerly known as 7th Level, Inc.) for the year ended December 31, 1996 before restatement for the pooling of interests transaction discussed in note 1 to the supplementary financial statements. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Learn2.com, Inc. (formerly known as 7th Level, Inc.) for the year ended December 31, 1996 before restatement for the pooling of interests transaction discussed in note 1 to the supplementary consolidated financial statements.

                                          KPMG LLP

Dallas, Texas
February 7, 1997

                                LEARN2.COM, INC.
                      (FORMERLY KNOWN AS 7TH LEVEL, INC.)
                   SUPPLEMENTARY CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                               DECEMBER 31,
                                                               JUNE 30,     -------------------
                                                                 1999         1998       1997
                                                              -----------   --------   --------
                                                              (UNAUDITED)
                                            ASSETS
Current assets:
  Cash and cash equivalents.................................   $  14,092    $ 21,359   $  2,697
  Short-term investments....................................       3,100       3,000         --
  Accounts receivable, net of allowances of $319 (unaudited)
    $149 and $1,187, respectively...........................       5,077       4,887      3,633
  Income tax receivable.....................................       1,038         205         --
  Inventories...............................................       2,757       1,909      1,429
  Prepaid expenses and other current assets.................       1,947         885      1,070
                                                               ---------    --------   --------
      Total current assets..................................      28,011      32,245      8,829
Fixed assets, net...........................................       3,911       4,542      7,274
Capitalized software (net of accumulated amortization of
  $645 (unaudited) and $64 in 1999 and 1998,
  respectively).............................................      15,422         169         --
Prepaid royalties and licenses (net of accumulated
  amortization of $155 and $78 in 1999 and 1998,
  respectively).............................................         388         543         --
Intangible assets (net of accumulated amortization of $413
  (unaudited) and $154 and $7 in 1999, 1998, and 1997,
  respectively).............................................       3,461         214         13
Goodwill (net of accumulated amortization of $233
  (unaudited) and $45 and $31 in 1999, 1998 and 1997,
  respectively).............................................       9,795          88        101
Other assets................................................         334         268        533
                                                               ---------    --------   --------
      Total assets..........................................   $  61,322    $ 38,069   $ 16,750
                                                               =========    ========   ========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................   $   1,664    $  1,965   $  1,960
  Accrued expenses..........................................       3,386       2,694      4,803
  Current portion of deferred revenue.......................       2,120          50         --
  Current portion of notes payable..........................         493         590         82
  Current portion of long-term debt.........................          --          --        789
  Current portion of capital lease obligations..............          --         148        172
  Other current liabilities.................................          --         183        631
  Income taxes payable......................................          --          --        209
                                                               ---------    --------   --------
      Total current liabilities.............................       7,663       5,630      8,646
Notes payable...............................................          --           2      3,208
Notes payable to related parties............................          --          --        108
Deferred revenue............................................         933          --         --
Other.......................................................         858          46        365
                                                               ---------    --------   --------
      Total liabilities.....................................       9,454       5,678     12,327

Minority interest in subsidiary.............................          25          --         --

Commitments and contingencies (Note 14)

Stockholders' equity:
  Series A Convertible Preferred Stock par value $0.01 per
    share, 10,000,000 shares authorized 0 (unaudited), 0,
    and 855,000 issued and outstanding in 1999, 1998 and
    1997, respectively......................................          --          --          9
  Series B Convertible Preferred Stock, par value $0.01 per
    share, 15,000 shares authorized; 1,395 shares issued and
    outstanding, in 1998 ($1,395 liquidation value).........          --         629         --
  Series D Convertible Preferred Stock, par value $0.01 per
    share, 35,000 shares authorized; 21,661 (unaudited),
    shares issued and outstanding in 1999
    ($21,661 liquidation value).............................          --          --         --
  Common stock, par value $0.01 per share, 100,000,000
    shares authorized; 43,330,054 (unaudited), 36,136,746
    and 22,456,628 shares issued and outstanding in 1999,
    1998 and 1997, respectively.............................         433         361        225
  Additional paid-in capital................................     153,745     114,419     72,094
  Notes and accounts receivable from directors (Notes 9 and
    13).....................................................      (1,687)         --         --
  Accumulated deficit.......................................    (100,558)    (82,914)   (67,769)
  Unearned compensation.....................................         (90)       (104)      (149)
  Cumulative translation adjustment.........................          --          --         13
                                                               ---------    --------   --------
      Total stockholders' equity............................      51,843      32,391      4,423
                                                               ---------    --------   --------
      Total liabilities and stockholders' equity............   $  61,322    $ 38,069   $ 16,750
                                                               =========    ========   ========

The accompanying notes are an integral part of these supplementary consolidated financial statements.

                                LEARN2.COM, INC.
                      (FORMERLY KNOWN AS 7TH LEVEL, INC.)
              SUPPLEMENTARY CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           SIX MONTHS           THREE MONTHS
                                                              ENDED                 ENDED                    YEAR ENDED
                                                            JUNE 30,              JUNE 30,                  DECEMBER 31,
                                                       -------------------   -------------------   ------------------------------
                                                         1999       1998       1999       1998       1998       1997       1996
                                                       --------   --------   --------   --------   --------   --------   --------
                                                           (UNAUDITED)           (UNAUDITED)
Net revenues.........................................  $ 15,764   $ 9,364    $ 7,466    $ 4,689    $ 21,424   $ 24,501   $ 30,626
Cost of revenues.....................................     4,002     2,180      2,003      1,097       5,017      7,692     10,913
                                                       --------   -------    -------    -------    --------   --------   --------
  Gross profit.......................................    11,762     7,184      5,463      3,592      16,407     16,809     19,713
Operating expenses:
  Research and product development...................     2,710     2,248      1,588      1,052       4,093     15,632     20,108
  Sales and marketing................................    10,013     3,825      4,625      1,907       8,956     10,759     14,968
  General and administrative.........................     3,579     4,419      2,037      2,972       7,620      6,573      5,495
  Depreciation and amortization......................     1,542     1,245        905        594       2,556      4,500      3,250
  Restructuring charges..............................     2,493        --         --         --          --         --         --
  Non-recurring costs................................       277        --        277         --          --         --         --
  Acquired in-process technology.....................     9,677        --         --         --          --         --         --
                                                       --------   -------    -------    -------    --------   --------   --------
      Total operating expenses.......................    30,291    11,737      9,432      6,525      23,225     37,464     43,821
                                                       --------   -------    -------    -------    --------   --------   --------
      Operating loss.................................   (18,529)   (4,553)    (3,969)    (2,933)     (6,818)   (20,655)   (24,108)
Interest expense.....................................       (78)   (1,428)        (8)    (1,357)     (1,786)      (393)      (402)
Interest income......................................       481       324        224        246         870        361      1,395
Other (expense) income...............................      (115)     (156)        (1)         6      (1,277)     1,114         --
                                                       --------   -------    -------    -------    --------   --------   --------
      Net loss before income taxes...................   (18,241)   (5,813)    (3,754)    (4,038)     (9,011)   (19,573)   (23,115)
(Benefit) provision for income taxes.................      (856)      398       (469)       227         306        629        601
                                                       --------   -------    -------    -------    --------   --------   --------
      Net loss.......................................   (17,385)   (6,211)    (3,285)    (4,265)     (9,317)   (20,202)   (23,716)
Dividends on Preferred Stock.........................        --        --         --         --         338         57         --
Beneficial conversion feature in association with
  preferred stock (Note 3)...........................        --        --         --         --       5,479         --         --
                                                       --------   -------    -------    -------    --------   --------   --------
Net loss available to common shareholders............  $(17,385)  $(6,211)   $(3,285)   $(4,265)   $(15,134)  $(20,259)  $(23,716)
                                                       ========   =======    =======    =======    ========   ========   ========
Basic and diluted loss per common share..............  $  (0.42)  $ (0.24)   $ (0.08)   $ (0.15)   $  (0.53)  $  (0.91)  $  (1.16)
                                                       ========   =======    =======    =======    ========   ========   ========
Weighted average basic and diluted shares
  outstanding........................................    41,448    25,687     43,327     27,917      28,310     22,365     20,514
                                                       ========   =======    =======    =======    ========   ========   ========

The accompanying notes are an integral part of these supplementary consolidated financial statements.

                                LEARN2.COM, INC.
                      (FORMERLY KNOWN AS 7TH LEVEL, INC.)
         SUPPLEMENTARY CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                               COMMON STOCK       CONVERTIBLE   CONVERTIBLE   CONVERTIBLE
                                            -------------------    PREFERRED     PREFERRED     PREFERRED    ADDITIONAL
                                             SHARES     AMOUNT     SERIES A      SERIES B      SERIES D      CAPITAL
                                            --------   --------   -----------   -----------   -----------   ----------
BALANCE AT DECEMBER 31, 1995..............   25,074      $251       $    9        $   --       $      --     $ 70,657
  Common Stock issued under Stock Option
    Plan and Stock Purchase Plan..........      185         2           --            --              --          779
  Common Stock issued for acquisitions....      281         3           --            --              --          331
  Common Stock issued for conversion of
    debt..................................       23        --           --            --              --           80
  Common Stock issued on exercise of
    warrants..............................       13        --           --            --              --            3
  Purchase of treasury stock, at cost.....       --        --           --            --              --           --
  Foreign currency translation
    adjustment............................       --        --           --            --              --           --
  Unrealized loss on investments..........       --        --           --            --              --           --
  Accumulated earnings--Panmedia..........       --        --           --            --              --           --
  Net loss................................       --        --           --            --              --           --
                                             ------      ----       ------        ------       ---------     --------
BALANCE AT DECEMBER 31, 1996..............   25,576       256            9            --              --       71,850
  Common Stock issued under Stock Option
    Plan and Stock Purchase Plan..........      198         2           --            --              --          346
  Common Stock issued on exercise of
    warrants..............................        6        --           --            --              --            1
  Common Stock issued for consulting
    services..............................       40        --           --            --              --           75
  Purchase of treasury stock, at cost.....       --        --           --            --              --           --
  Stock options granted below fair market
    value.................................       --        --           --            --              --          181
  Amortization of unearned compensation...       --        --           --            --              --           --
  Cancellation of unearned Common Stock
    issued as contingent purchase
    consideration.........................      (40)       --           --            --              --         (107)
  Cancellation of treasury stock, at
    cost..................................   (3,323)      (33)          --            --              --         (219)
  Foreign currency translation
    adjustment............................       --        --           --            --              --           --
  Unrealized gain on investments..........       --        --           --            --              --           --
  Accumulated earnings--Panmedia..........       --        --           --            --              --           --
  Dividend distribution...................       --        --           --            --              --          (33)
  Net loss................................       --        --           --            --              --           --
                                             ------      ----       ------        ------       ---------     --------
BALANCE AT DECEMBER 31, 1997..............   22,457       225            9            --              --       72,094
  Issuance of Series A Preferred Stock
    (net of issuance costs of $3,021).....       --        --        2,479            --              --        2,790
  Issuance costs in connection with
    Notes.................................       --        --           --            --              --        1,467
  Beneficial Conversion Feature...........       --        --           --            --              --        5,479
  Conversion of Series A Preferred Stock
    to Series B Preferred Stock...........       --        --       (2,479)        2,479              --           --
  Conversion of Notes to Series B
    Preferred Stock.......................       --        --           --         3,000              --        1,500
  Conversion of Series A Preferred Stock
    to Common Stock.......................      923         9           (9)           --              --            4
  Common Stock issued on conversion of
    Series B Preferred Stock..............    4,303        43           --        (4,850)             --        4,807
  Common Stock dividends..................      107         1           --            --              --          278
  Common Stock issued in private
    placement.............................    1,667        17           --            --              --        4,683
  Amortization of unearned compensation...       --        --           --            --              --           --
  Cancellation of stock options granted
    below fair market value...............       --        --           --            --              --          (13)
  Issuance of common stock pursuant to
    ViaGrafix initial public offering.....    3,323        33           --            --              --       20,464
  Purchase and cancellation of Common
    Stock.................................     (754)       (8)          --            --              --       (1,491)
  Warrants issued to non-employees........       --        --           --            --              --           32
  Common Stock issued on exercise of
    warrants..............................    2,813        28           --            --              --           --
  Common Stock granted to officers........      765         8           --            --              --        1,379
  Common Stock issued under Stock Option
    Plan and Stock Purchase Plan..........      533         5           --            --              --          920
  Compensation expense issued to non-
    employees.............................       --        --           --            --              --           41
  Foreign currency translation
    adjustment............................       --        --           --            --              --           --
  Accumulated earnings--Panmedia..........       --        --           --            --              --           --
  Dividend distribution...................       --        --           --            --              --          (15)
  Net loss................................       --        --           --            --              --           --
                                             ------      ----       ------        ------       ---------     --------
BALANCE AT DECEMBER 31, 1998..............   36,137       361           --           629              --      114,419
  Common Stock issued on conversion of
    Series B Preferred Stock..............      698         7           --          (629)             --          622
  Stock issued in connection with Street
    Technologies, Inc. acquisition........    4,948        49           --            --              --       36,439
  Series B dividends paid in Common
    Stock.................................       24         1           --            --              --           73
  Common Stock issued on exercise of
    warrants..............................      375         4           --            --              --           --
  Common Stock issued upon conversion of
    notes payable.........................      187         2           --            --              --          571
  Warrants and options issued to non-
    employees.............................       --        --           --            --              --          301
  Notes and accounts receivable from
    directors from the exercise of stock
    options...............................       --        --           --            --              --           --
  Repayment of notes and accounts
    receivable from directors from the
    exercise of stock options.............       --        --           --            --              --           --
  Common Stock issued under Stock Option
    Plan and Stock Purchase Plan..........    1,146        11           --            --              --        2,254
  Purchase and cancellation of Common
    Stock.................................     (185)       (2)          --            --              --         (804)
  Amortization of unearned compensation...       --        --           --            --              --           --
  Series D Preferred Stock issued under
    Stock Option Plan.....................       --        --           --            --              --           18
  Dividend distribution...................       --        --           --            --              --           (1)
  Financing costs.........................       --        --           --            --              --         (147)
  Net loss................................       --        --           --            --              --           --
                                             ------      ----       ------        ------       ---------     --------
BALANCE AT JUNE 30, 1999 (UNAUDITED)......   43,330      $433       $   --        $   --       $      --     $153,745
                                             ======      ====       ======        ======       =========     ========

                                                                                        NOTES AND
                                                                                         ACCOUNTS
                                                                          UNREALIZED    RECEIVABLE
                                                            CUMULATIVE    GAIN (LOSS)      FROM      ACCUMULATED     COMMON
                                              UNEARNED      TRANSLATION       ON        DIRECTORS     (DEFICIT)     SHARES IN
                                            COMPENSATION    ADJUSTMENT    INVESTMENTS     NOTE 9       EARNINGS     TREASURY
                                            -------------   -----------   -----------   ----------   ------------   ---------
BALANCE AT DECEMBER 31, 1995..............      $ --           $(15)         $ 22        $    --      $ (21,069)     $(1,996)
  Common Stock issued under Stock Option
    Plan and Stock Purchase Plan..........        --             --            --             --             --           10
  Common Stock issued for acquisitions....        --             --            --             --           (583)          --
  Common Stock issued for conversion of
    debt..................................        --             --            --             --             --           --
  Common Stock issued on exercise of
    warrants..............................        --             --            --             --             --           --
  Purchase of treasury stock, at cost.....        --             --            --             --             --           (5)
  Foreign currency translation
    adjustment............................        --             66            --             --             --           --
  Unrealized loss on investments..........        --             --           (28)            --             --           --
  Accumulated earnings--Panmedia..........        --             --            --             --             14           --
  Net loss................................        --             --            --             --        (23,716)          --
                                                ----           ----          ----        -------      ---------      -------
BALANCE AT DECEMBER 31, 1996..............        --             51            (6)            --        (45,354)      (1,991)
  Common Stock issued under Stock Option
    Plan and Stock Purchase Plan..........        --             --            --             --             --           10
  Common Stock issued on exercise of
    warrants..............................        --             --            --             --             --           --
  Common Stock issued for consulting
    services..............................        --             --            --             --             --           --
  Purchase of treasury stock, at cost.....        --             --            --             --             --           (2)
  Stock options granted below fair market
    value.................................      (181)            --            --             --             --           --
  Amortization of unearned compensation...        32             --            --             --             --           --
  Cancellation of unearned Common Stock
    issued as contingent purchase
    consideration.........................        --             --            --             --             --           --
  Cancellation of treasury stock, at
    cost..................................        --             --            --             --         (1,746)       1,983
  Foreign currency translation
    adjustment............................        --            (38)           --             --             --           --
  Unrealized gain on investments..........        --             --             6             --             --           --
  Accumulated earnings--Panmedia..........        --             --            --             --             46           --
  Dividend distribution...................        --             --            --             --           (513)          --
  Net loss................................        --             --            --             --        (20,202)          --
                                                ----           ----          ----        -------      ---------      -------
BALANCE AT DECEMBER 31, 1997..............      (149)            13            --             --        (67,769)          --
  Issuance of Series A Preferred Stock
    (net of issuance costs of $3,021).....        --             --            --             --             --           --
  Issuance costs in connection with
    Notes.................................        --             --            --             --             --           --
  Beneficial Conversion Feature...........        --             --            --             --         (5,479)          --
  Conversion of Series A Preferred Stock
    to Series B Preferred Stock...........        --             --            --             --             --           --
  Conversion of Notes to Series B
    Preferred Stock.......................        --             --            --             --             --           --
  Conversion of Series A Preferred Stock
    to Common Stock.......................        --             --            --             --             --           --
  Common Stock issued on conversion of
    Series B Preferred Stock..............        --             --            --             --             --           --
  Common Stock dividends..................        --             --            --             --           (279)          --
  Common Stock issued in private
    placement.............................        --             --            --             --             --           --
  Amortization of unearned compensation...        32             --            --             --             --           --
  Cancellation of stock options granted
    below fair market value...............        13             --            --             --             --           --
  Issuance of common stock pursuant to
    ViaGrafix initial public offering.....        --             --            --             --             --           --
  Purchase and cancellation of Common
    Stock.................................        --             --            --             --             --           --
  Warrants issued to non-employees........        --             --            --             --             --           --
  Common Stock issued on exercise of
    warrants..............................        --             --            --             --             --           --
  Common Stock granted to officers........        --             --            --             --             --           --
  Common Stock issued under Stock Option
    Plan and Stock Purchase Plan..........        --             --            --             --             --           --
  Compensation expense issued to non-
    employees.............................        --             --            --             --             --           --
  Foreign currency translation
    adjustment............................        --            (13)           --             --             --           --
  Accumulated earnings--Panmedia..........        --             --            --             --            347           --
  Dividend distribution...................        --             --            --             --           (417)          --
  Net loss................................        --             --            --             --         (9,317)          --
                                                ----           ----          ----        -------      ---------      -------
BALANCE AT DECEMBER 31, 1998..............      (104)            --            --             --        (82,914)          --
  Common Stock issued on conversion of
    Series B Preferred Stock..............        --             --            --             --             --           --
  Stock issued in connection with Street
    Technologies, Inc. acquisition........        --             --            --             --             --           --
  Series B dividends paid in Common
    Stock.................................        --             --            --             --            (73)          --
  Common Stock issued on exercise of
    warrants..............................        --             --            --             --             --           --
  Common Stock issued upon conversion of
    notes payable.........................        --             --            --             --             --           --
  Warrants and options issued to non-
    employees.............................        --             --            --             --             --           --
  Notes and accounts receivable from
    directors from the exercise of stock
    options...............................        --             --            --         (1,934)            --           --
  Repayment of notes and accounts
    receivable from directors from the
    exercise of stock options.............        --             --            --            247             --           --
  Common Stock issued under Stock Option
    Plan and Stock Purchase Plan..........        --             --            --             --             --           --
  Purchase and cancellation of Common
    Stock.................................        --             --            --             --             --           --
  Amortization of unearned compensation...        14             --            --             --             --           --
  Series D Preferred Stock issued under
    Stock Option Plan.....................        --             --            --             --             --           --
  Dividend distribution...................        --             --            --             --           (186)          --
  Financing costs.........................        --             --            --             --             --           --
  Net loss................................        --             --            --             --        (17,385)          --
                                                ----           ----          ----        -------      ---------      -------
BALANCE AT JUNE 30, 1999 (UNAUDITED)......      $(90)          $ --          $ --        $(1,687)     $(100,558)     $    --
                                                ====           ====          ====        =======      =========      =======


                                                TOTAL
                                            STOCKHOLDERS'
                                               EQUITY
                                            -------------
BALANCE AT DECEMBER 31, 1995..............    $ 47,859
  Common Stock issued under Stock Option
    Plan and Stock Purchase Plan..........         791
  Common Stock issued for acquisitions....        (249)
  Common Stock issued for conversion of
    debt..................................          80
  Common Stock issued on exercise of
    warrants..............................           3
  Purchase of treasury stock, at cost.....          (5)
  Foreign currency translation
    adjustment............................          66
  Unrealized loss on investments..........         (28)
  Accumulated earnings--Panmedia..........          14
  Net loss................................     (23,716)
                                              --------
BALANCE AT DECEMBER 31, 1996..............      24,815
  Common Stock issued under Stock Option
    Plan and Stock Purchase Plan..........         358
  Common Stock issued on exercise of
    warrants..............................           1
  Common Stock issued for consulting
    services..............................          75
  Purchase of treasury stock, at cost.....          (2)
  Stock options granted below fair market
    value.................................          --
  Amortization of unearned compensation...          32
  Cancellation of unearned Common Stock
    issued as contingent purchase
    consideration.........................        (107)
  Cancellation of treasury stock, at
    cost..................................         (15)
  Foreign currency translation
    adjustment............................         (38)
  Unrealized gain on investments..........           6
  Accumulated earnings--Panmedia..........          46
  Dividend distribution...................        (546)
  Net loss................................     (20,202)
                                              --------
BALANCE AT DECEMBER 31, 1997..............       4,423
  Issuance of Series A Preferred Stock
    (net of issuance costs of $3,021).....       5,269
  Issuance costs in connection with
    Notes.................................       1,467
  Beneficial Conversion Feature...........          --
  Conversion of Series A Preferred Stock
    to Series B Preferred Stock...........          --
  Conversion of Notes to Series B
    Preferred Stock.......................       4,500
  Conversion of Series A Preferred Stock
    to Common Stock.......................           4
  Common Stock issued on conversion of
    Series B Preferred Stock..............          --
  Common Stock dividends..................          --
  Common Stock issued in private
    placement.............................       4,700
  Amortization of unearned compensation...          32
  Cancellation of stock options granted
    below fair market value...............          --
  Issuance of common stock pursuant to
    ViaGrafix initial public offering.....      20,497
  Purchase and cancellation of Common
    Stock.................................      (1,499)
  Warrants issued to non-employees........          32
  Common Stock issued on exercise of
    warrants..............................          28
  Common Stock granted to officers........       1,387
  Common Stock issued under Stock Option
    Plan and Stock Purchase Plan..........         925
  Compensation expense issued to non-
    employees.............................          41
  Foreign currency translation
    adjustment............................         (13)
  Accumulated earnings--Panmedia..........         347
  Dividend distribution...................        (432)
  Net loss................................      (9,317)
                                              --------
BALANCE AT DECEMBER 31, 1998..............      32,391
  Common Stock issued on conversion of
    Series B Preferred Stock..............          --
  Stock issued in connection with Street
    Technologies, Inc. acquisition........      36,488
  Series B dividends paid in Common
    Stock.................................           1
  Common Stock issued on exercise of
    warrants..............................           4
  Common Stock issued upon conversion of
    notes payable.........................         573
  Warrants and options issued to non-
    employees.............................         301
  Notes and accounts receivable from
    directors from the exercise of stock
    options...............................      (1,934)
  Repayment of notes and accounts
    receivable from directors from the
    exercise of stock options.............         247
  Common Stock issued under Stock Option
    Plan and Stock Purchase Plan..........       2,265
  Purchase and cancellation of Common
    Stock.................................        (806)
  Amortization of unearned compensation...          14
  Series D Preferred Stock issued under
    Stock Option Plan.....................          18
  Dividend distribution...................        (187)
  Financing costs.........................        (147)
  Net loss................................     (17,385)
                                              --------
BALANCE AT JUNE 30, 1999 (UNAUDITED)......    $ 51,843
                                              ========

                                LEARN2.COM, INC.
                      (FORMERLY KNOWN AS 7TH LEVEL, INC.)
              SUPPLEMENTARY CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               SIX MONTHS ENDED               YEAR ENDED
                                                                   JUNE 30,                  DECEMBER 31,
                                                              -------------------   ------------------------------
                                                                1999       1998       1998       1997       1996
                                                              --------   --------   --------   --------   --------
                                                                  (UNAUDITED)
Cash flows from operating activities:
  Net loss..................................................  $(17,385)  $(6,211)   $(9,317)   $(20,202)  $(23,716)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Non-cash compensation, compensation expense for sale of
      minority interest in subsidiary and interest..........        49     2,830      3,185          32        142
    Depreciation and amortization...........................     1,542     1,245      2,556       4,500      3,250
    Non-cash common stock warrant and option expense........       185        --         --          --         --
    Loss (gain) on sale of assets...........................         2       163      1,598      (1,107)        --
    Minority interest in loss of subsidiary.................        (9)       --         --          --         --
    Gain on early retirement of debt........................        --        --         --         (10)        --
    Restructuring charges...................................     2,493        --         --          --         --
    Acquired in-process technology..........................     9,677        --         37          --         --
    Bad debt expense........................................       166        66        119         107         --
    Other...................................................        79       141        187          74         --
    Changes in assets and liabilities, net of acquisitions:
      Accounts receivable...................................       357       (40)    (1,362)      3,738        654
      Inventories...........................................      (848)      (81)      (479)        (28)      (187)
      Income tax receivable.................................      (833)     (169)      (205)         --         --
      Other current assets..................................      (741)      555        185         830       (706)
      Other assets..........................................       (73)       --        452         533       (367)
      Accounts payable......................................      (559)     (482)        (6)       (526)       483
      Income taxes payable..................................        --      (209)      (209)       (250)       428
      Other current liabilities.............................      (232)     (796)    (2,745)         18      1,656
      Other liabilities.....................................       930       (14)        --          --         --
                                                              --------   -------    -------    --------   --------
        Net cash used in operating activities...............    (5,200)   (3,002)    (6,004)    (12,291)   (18,363)
Cash flows from investing activities:
  Proceeds from sale of assets..............................        32        --        126       6,593         --
  Purchase of short-term investments........................    (3,100)       --     (3,000)         --     (7,965)
  Proceeds from sales of short-term investments.............     3,000        --                  4,491     13,158
  Issuance of note receivable--officer......................         3        --       (188)         --         --
  Prepaid royalties and licenses............................        --        --       (620)         --         --
  Equity investment.........................................        --        --         --          --       (400)
  Acquisitions, net of cash acquired (paid).................        (8)       --       (682)         --       (772)
  Capital expenditures......................................    (1,366)     (870)    (1,279)     (1,183)    (9,928)
                                                              --------   -------    -------    --------   --------
        Net cash (used in) provided by investing
          activities........................................    (1,439)     (870)    (5,643)      9,901     (5,907)
Cash flows from financing activities:
  Public offering of common stock...........................        --    20,491     20,497          --         --
  Net proceeds from private placement of common stock.......        --        --      4,700          --         --
  Net proceeds from issuance of preferred stock.............        --     5,269      5,269          --         --
  Net proceeds from debt issuance...........................        --     4,515      4,311          --         --
  Purchase and cancellation of common stock.................      (806)       --     (1,499)         --         --
  Proceeds from bank line of credit.........................        --        --         --          --      6,000
  Repayment of debt.........................................      (103)   (3,661)    (3,661)     (6,247)      (513)
  Repayment of notes payable to related parties.............        --        --         --        (125)        --
  Principal payments under capital lease obligations........      (128)       --       (187)       (233)      (163)
  Proceeds from exercise of warrants........................         4        21         --          --         --
  Issuance of common stock under stock option and stock
    purchase plan...........................................       578       699        925         358        791
  Dividend to common and preferred shareholders.............      (187)      (38)        --        (546)        --
  Purchase of treasury stock................................        --        --         --          (2)        (5)
  Other.....................................................        14        --        (46)         47          4
                                                              --------   -------    -------    --------   --------
Net cash (used in) provided by financing activities.........      (628)   27,296     30,309      (6,748)     6,114
Effect of exchange rate changes on cash and cash
  equivalents...............................................        --        --         --          25        (12)
                                                              --------   -------    -------    --------   --------
Net (decrease) increase in cash and cash equivalents........    (7,267)   23,424     18,662      (9,113)   (18,168)
Cash and cash equivalents, beginning of period..............    21,359     2,697      2,697      11,810     29,978
                                                              --------   -------    -------    --------   --------
Cash and cash equivalents, end of period....................  $ 14,092   $26,121    $21,359    $  2,697   $ 11,810
                                                              ========   =======    =======    ========   ========
Supplemental disclosure of cash flow information
  Cash paid for interest....................................  $      9   $     9    $    84    $    506   $    522
                                                              ========   =======    =======    ========   ========
  Cash paid for income taxes................................  $     --   $   635    $   720    $    479   $    173
                                                              ========   =======    =======    ========   ========

                                                               SIX MONTHS ENDED               YEAR ENDED
                                                                   JUNE 30,                  DECEMBER 31,
                                                              -------------------   ------------------------------
                                                                1999       1998       1998       1997       1996
                                                              --------   --------   --------   --------   --------
                                                                  (UNAUDITED)
Schedule of noncash financing activities:
  Conversion of notes payable into common stock.............  $    573        --         --          --         --
  Notes and accounts receivable received upon exercise of
    stock options...........................................     1,687        --         --          --         --

  Detail of acqusition:
    Fair value of assets acquired...........................    39,630        --         --          --         --
    Liabilities assumed.....................................    (3,133)       --         --          --         --
    Common stock issued.....................................   (14,845)       --         --          --         --
    Preferred stock issued..................................   (21,644)       --         --          --         --
                                                              --------   -------    -------    --------   --------
    Acquisition costs, net of cash acquired.................         8        --         --          --         --
    Cash acquired in acquisition............................       774        --         --          --         --
                                                              --------   -------    -------    --------   --------
      Total acqusition costs................................  $    782   $    --    $    --    $     --   $     --
                                                              ========   =======    =======    ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                LEARN2.COM, INC.
                      (FORMERLY KNOWN AS 7TH LEVEL, INC.)

            NOTES TO SUPPLEMENTARY CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1998

1. INCORPORATION AND NATURE OF BUSINESS

    Learn2.com, Inc. (formerly known as 7th Level, Inc.) (the "Company") was incorporated under the laws of the State of Delaware on April 28, 1993. The Company has been engaged in the business of developing entertainment and educational software. In April 1998, the Company announced a strategy to become a leading developer of Internet media preparation tools and technologies. In February 1999, 7th Level.com Merger Corporation, a wholly-owned subsidiary of the Company, merged with Street Technologies, Inc. (the "Merger").

VIAGRAFIX ACQUISITION

    In August 1999, 7th Level, Inc. Merger Corporation, a wholly-owned subsidiary of the Company, merged with ViaGrafix Corporation ("ViaGrafix") in which ViaGrafix became a wholly-owned subsidiary of the Company. The Company exchanged 10,684,988 shares of common stock for all the outstanding common stock of ViaGrafix. The merger was accounted for as a pooling-of-interests and, accordingly, the accompanying supplementary consolidated financial statements and footnotes have been restated to include the operations of ViaGrafix for 1998, 1997, and 1996.

    ViaGrafix is engaged primarily in the business of developing, producing and selling, directly to end-users and through resellers and distributors, a wide range of computer software training videos and interactive CD-ROM software training products ("training products") as well as Computer-Aided Design ("CAD") software, which is primarily used in the engineering and architectural fields. Beginning in August 1998, ViaGrafix entered the business of providing e-mail list management and Internet marketing services through its new wholly-owned subsidiary, eTracks.com (formerly known as Make-It-So, Inc.)

PANMEDIA ACQUISITION

    In May 1999, 7th Level, Inc. Acquisition Corporation, a wholly-owned subsidiary of the Company, merged with Panmedia Corporation ("Panmedia") in which Panmedia became a wholly-owned subsidiary of the Company. The Company exchanged 1,543,860 shares of common stock for all the outstanding common stock of Panmedia. The merger was accounted for as a pooling-of-interests and, accordingly, the accompanying supplementary consolidated financial statements and footnotes have been restated to include the operations of Panmedia for 1998 and 1997. Panmedia's results of operations for 1996 were not material and have therefore not been included.

                                LEARN2.COM, INC.
                      (FORMERLY KNOWN AS 7TH LEVEL, INC.)

      NOTES TO SUPPLEMENTARY CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1998

1. INCORPORATION AND NATURE OF BUSINESS (CONTINUED)

    Components of the consolidated results of operation of Learn2.com and of ViaGrafix and Panmedia prior to their acquisitions by the Company, are as follows (in thousands):

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1998       1997       1996
                                                              --------   --------   --------
NET REVENUES
Learn2.com..................................................  $  1,571   $ 10,499   $ 20,549
ViaGrafix...................................................    18,750     13,694     10,077
Panmedia....................................................     1,103        308         --
                                                              --------   --------   --------
Total.......................................................  $ 21,424   $ 24,501   $ 30,626
                                                              ========   ========   ========

NET INCOME (LOSS)
Learn2.com..................................................  $(10,958)  $(22,458)  $(24,253)
ViaGrafix...................................................     1,294      2,210        537
Panmedia....................................................       347         46         --
                                                              --------   --------   --------
Total.......................................................  $ (9,317)  $(20,202)  $(23,716)
                                                              ========   ========   ========

    The Company has incurred significant losses since inception including operating losses of approximately $6,818,000, $20,655,000 and $24,108,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

    In August 1997 the Company announced a new strategy, by leveraging its existing core technology, to transition from being a self-funded content developer and publisher to position itself as a supplier of custom solutions and services, tools and technologies. As part of that shift in strategy, the Company divested itself of its games development groups and new titles under development. The Company also closed its international localization and sales offices including those in San Francisco, Tokyo and Munich and sold its PyroTechnix, Inc. subsidiary during 1997. In fourth quarter 1998 the production facilities located in Glendale, California were closed. Research and product development and sales and marketing expenses in 1998 include approximately, $700,000 and $965,000, respectively, related to the closing of the international localization and sales offices. In the year ended December 31, 1998, the Company was able to reverse into income certain reserves established in 1997 as it was able to settle certain liabilities and commitments for approximately $523,000 less than anticipated.

    During fiscal 1998, the Company raised over $14.3 million, net of offering expenses, in connection with private placements (See Note 3) to fund operations. Furthermore, at the Company's election, as defined, the Company has the right to sell shares of Common Stock under a Subscription Agreement in exchange for an additional $5,000,000, as defined (See Note 3).

                                LEARN2.COM, INC.
                      (FORMERLY KNOWN AS 7TH LEVEL, INC.)

      NOTES TO SUPPLEMENTARY CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

    The accompanying supplementary consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and accounts have been eliminated.

USE OF ESTIMATES

    The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    The Company's estimates and future results could be affected adversely by a number of uncertainties related to its new software products. Such factors include, but are not limited to market acceptance; ability to obtain sales volumes and adequate prices; the Company's sustained commitment of resources to further develop and market the technology; and the technological competitive advantage of these new products.

REVENUE RECOGNITION

    The Company generates revenue primarily from computer software training videos, interactive CD-ROM software training products and interactive software product sales, licensing agreements and product development agreements. The Company recognizes revenue from software license agreements in accordance with the provisions of Statement of Position ("SOP") No. 97-2, "Software Revenue Recognition". Software product sales under such license agreements are recognized as revenue upon shipment of the products to customers, provided that there are no significant vendor obligations and collection of the related receivable is probable. The Company accounts for insignificant vendor obligations and post-contract support at the time of product delivery by accruing such estimated costs or recognizing them ratably as the obligations are fulfilled.

    Revenue from product sales are recognized on all products at the time of delivery. Computer software training videos and interactive CD-ROM software training products can be returned within 30 days or, for certain retailers, under a stock return policy. The Company records an estimate of the amount, when significant, of returns expected in the next 30 days or under each stock return policy at the time of the initial delivery of the products. The Company sells its CAD software with no obligations beyond the delivery date of the software. The Company's price for its products is fixed at the date of sale, and the sale is not contingent upon resale of the products or affected by damage or theft of the products.

    Revenues from development contracts are recognized as the services are performed under the terms of the respective contracts. The Company had deferred revenues of approximately $3,000 and $385,000 included in other current liabilities associated with development and licensing contracts at December 31, 1998 and 1997, respectively.

                                LEARN2.COM, INC.
                      (FORMERLY KNOWN AS 7TH LEVEL, INC.)

      NOTES TO SUPPLEMENTARY CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    Revenue from website design and implementation services for corporate clients is recognized based on either time and materials charges incurred during the period, the achievement of project milestones as defined by customer contracts or percentage of completion for fixed fee contracts. The Company also derives revenue from website advertisements. The Company offers numerous sizes and types of advertising placement, including banner advertisements, text links and sponsorship programs. Revenues from advertising sales are recognized ratably in the period in which the advertisement is displayed, provided that no significant Company obligations remain and collection of the resulting receivable is probable. Payments received from advertisers are deferred until displayed.

    Company obligations typically include guarantees of minimum number of "impressions," or times that an advertisement appears in pages viewed by users of the Company's online properties. To the extent minimum guaranteed impressions are not met, the Company defers recognition of the corresponding revenues until the remaining guaranteed impression levels are achieved. Payments received from advertisers prior to displaying their website advertisements are recorded as deferred revenue and are recognized ratably as the advertisements are displayed.

RESEARCH AND PRODUCT DEVELOPMENT EXPENDITURES

    Statement of Financial Accounting Standards ("SFAS") No. 86 "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed", provides for the capitalization of certain software development costs once technological feasibility has been established and until such time as the product is available for general release. In addition, the Company evaluates the recoverability of any capitalized costs as provided by generally accepted accounting principles. All costs incurred prior to technological feasibility are expensed as research and development costs when incurred. Due to the method employed by the Company to develop software, an insignificant amount of costs are incurred between the date technological feasibility is established, and when the products are ready for general release.

    As described in Note 3, the Company allocates a portion of the cost of acquired enterprises to intangible assets based upon the estimated fair value of the intangibles, including software in various stages of development. The fair value of software development projects which have not yet reached technological feasibility and which have no alternative use are expensed as research and development in the period acquired. The fair values of all other developed software products are included in capitalized software and amortized over the expected remaining life of the specific software products. Capitalized software amortization expense was $64,000, $6,000 and $322,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying values of cash, cash equivalents, accounts receivable and accounts payable approximate fair value due to their short maturities.

                                LEARN2.COM, INC.
                      (FORMERLY KNOWN AS 7TH LEVEL, INC.)

      NOTES TO SUPPLEMENTARY CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ADVERTISING COSTS

    Advertising costs, included in sales and marketing expenses, are charged as an expense when they are incurred. Advertising costs were $4,585,000, $4,361,000 and $7,507,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash and cash equivalents consist of money market funds, commercial paper, U.S. Treasury securities and other debt securities. The Company had cash equivalents of approximately
$21.0 million and $2.7 million at December 31, 1998 and 1997, respectively.

SHORT-TERM INVESTMENTS

    Short-term investments are comprised of an investment in a municipal security with an original maturity of six months.

OTHER CURRENT ASSETS AND PREPAID EXPENSES

    Other current assets include prepaid insurance, prepaid royalties, interest receivable, other receivables, and other miscellaneous prepaid expenses.

INVENTORIES

    Inventories are carried at the lower of cost or market, determined on a first-in first-out basis. Cost is determined using the average cost method.

FIXED ASSETS

    Fixed assets are recorded at cost and are depreciated using accelerated and straight-line methods over the following estimated useful lives:

                                                               YEARS
                                                              --------
Building and building improvements..........................   10-39
Equipment...................................................    3-7
Automobiles.................................................    5-7
Furniture and Fixtures......................................    3-7

INTANGIBLE ASSETS

    At December 31, 1998 intangible assets consisted of various patents, copyrights, and trademarks, technological know-how, customer lists and assembled workforce. Intangible assets are being amortized on a straight line basis over estimated useful lives of one to seven years. The Company assesses the recoverability of intangible assets in accordance with SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," by determining whether the

                                LEARN2.COM, INC.
                      (FORMERLY KNOWN AS 7TH LEVEL, INC.)

      NOTES TO SUPPLEMENTARY CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

amortization of the intangible assets over their remaining lives can be recovered through projected undiscounted future cash flows. During 1997, in connection with the sale of a 3D game and the closure of its Asia Pacific localization and sales offices, the Company wrote off the remaining intangible assets and the related accumulated amortization acquired in certain prior business combinations. Combined, these totaled approximately $610,000.

GOODWILL

    Goodwill, which represents the excess of the purchase price and liabilities assumed over the fair value of tangible and specifically identified intangible assets acquired, is being amortized over 10 years.

    Amortization of goodwill was $13,000 in 1998, 1997 and 1996.

FOREIGN CURRENCY TRANSLATION

    For the Company's subsidiaries outside the United States, the functional currency is the local currency of the country in which the subsidiary is domiciled. The Company applies SFAS No. 52 "Accounting for the Translation of Foreign Currency Transactions and Foreign Currency Financial Statements". Accordingly, assets and liabilities of the subsidiaries outside of the United States are translated into U.S. dollars at year end exchange rates. Income and expense items are translated at average rates of exchange prevailing during the year. The adjustments resulting from translating the financial statements of these subsidiaries are reflected as cumulative translation adjustments and included in stockholders' equity. Foreign currency transaction gains and losses are recognized when they occur. Such amounts are not material in any of the periods presented. During 1998 the Company closed down its foreign operations and accordingly the adjustment was removed from the separate component of equity and reported as a part of the loss on cessation of these operations.

ROYALTIES

    Royalties are accrued based on net revenues, pursuant to contractual agreements with talent for various products published by the Company. Royalty expense is included in the cost of revenues.

LOSS PER SHARE

    In 1997, the Financial Accounting Standards Board ("FASB") issued SFAS
No. 128, "Earnings Per Share". This statement established standards for computing and presenting earnings per share. This statement is effective for periods ending after December 15, 1997. In February 1998, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 98. This bulletin revised the SEC's guidance for calculating earnings per share with respect to equity security issuances before an initial public offering ("IPO") and is effective for fiscal years ending after December 15, 1997. The prior years' earnings per share have been retroactively restated to reflect the adoption of SFAS No. 128 and SAB No. 98.

    Basic earnings per share was determined by dividing net loss by the weighted average common shares outstanding during the period. Diluted earnings per share was determined by dividing net loss by diluted weighted average shares outstanding. Diluted weighted average shares reflects the dilutive

                                LEARN2.COM, INC.
                      (FORMERLY KNOWN AS 7TH LEVEL, INC.)

      NOTES TO SUPPLEMENTARY CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

effect, if any, of common equivalent shares and nominal issuances. Common equivalent shares include common stock options and warrants to the extent their effect is dilutive, based on the treasury stock method. Nominal issuances arise when a company issues common stock, options or warrants to purchase common stock or other potentially dilutive instruments for nominal consideration, as defined by SAB No. 98, in the periods preceding an IPO. During the period preceding the Company's IPO, the Company did not have any nominal issuances.

    The calculations of basic and dilutive weighted average shares outstanding are as follows:

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1998       1997       1996
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
Basic weighted average Common shares outstanding............    28,310     22,365     20,514
Weighted average Common equivalent shares...................        --         --         --
Diluted weighted average shares outstanding.................    28,310     22,365     20,514

    Diluted weighted average shares outstanding do not include 4,276,571 and 2,584,703 common equivalent shares at December 31, 1998 and 1997, respectively, as their effect would be anti-dilutive.

TREASURY STOCK

    Treasury stock purchases were accounted for under the cost method whereby the entire cost of the acquired stock was recorded as treasury stock. Gains and losses on the subsequent reissuance of shares were credited or charged to additional paid-in capital or retained earnings, respectively, using the specific identification method. All treasury stock was canceled in December 1997.

INCOME TAXES

    The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". SFAS No. 109 requires recognition of deferred tax assets and liabilities for the future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities.

RECLASSIFICATIONS

    Certain prior year balances have been reclassified to conform to the current year presentation.

RECENT ACCOUNTING PRONOUNCEMENTS

    In Fiscal 1998, the Company, as required, adopted SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 requires disclosure of all components of comprehensive income on an annual and interim basis. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. The effect of the adoption of SFAS 130 is immaterial and has had no effect on the Company's reporting.

                                LEARN2.COM, INC.
                      (FORMERLY KNOWN AS 7TH LEVEL, INC.)

      NOTES TO SUPPLEMENTARY CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    In March 1998, the American Institute of Certified Public Accountants issued "SOP" 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". SOP 98-1 requires computer software costs associated with internal use software to be charged to operations as incurred until certain capitalization criteria are met. SOP 98-1 is effective beginning January 1, 1999. The Company does not expect adoption of this statement to have a material impact on its consolidated financial position, results of operations or cash flows.

3. BUSINESS COMBINATIONS AND PRIVATE PLACEMENTS

PYROTECHNIX ACQUISITION

    On March 1, 1996, the Company acquired all of the outstanding capital stock of PyroTechnix, Inc. ("PyroTechnix") for 300,000 shares of the Company's Common Stock. The acquisition was accounted for as a pooling of interests. The operating results for PyroTechnix were not material to the combined results of the two companies for all periods prior to the acquisition and therefore results for those periods have not been restated.

    The Company sold its PyroTechnix subsidiary in November 1997 and recognized a gain of approximately $1,033,000, which is included as non-operating income in the accompanying consolidated statement of operations for the year ended December 31, 1997. Included in the supplemental consolidated statements of operations are losses from operations of PyroTechnix of approximately $1,524,000 and $307,000, respectively, for the years ended December 31, 1997 and 1996.

ETRACKS.COM

    On July 31, 1998, the Company's ViaGrafix subsidiary acquired certain assets of eTracks.com (formerly known as Make-It-So, Inc.), a privately held company based in San Mateo, California, that provides e-mail list management and Internet marketing services. The purchase consideration totaled $682,000 and was financed with existing cash. The acquisition was accounted for as a purchase.

    The purchase price was allocated to the tangible and specifically identified intangible assets acquired based upon the estimated fair value of such assets. The fair value of software development projects and customer lists was computed based upon the future cash flows expected to be generated by such projects. The costs assigned to software development projects related to products that had not yet reached technological feasibility and for which the technology had no future alternative uses were expensed immediately as in-process research and development. The costs assigned to projects for which technological feasibility had been achieved is being amortized over the remaining life of the respective product, which was estimated at 18 months. Customer lists are being amortized over their estimated life of 12 months.

                                LEARN2.COM, INC.
                      (FORMERLY KNOWN AS 7TH LEVEL, INC.)

      NOTES TO SUPPLEMENTARY CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1998

3. BUSINESS COMBINATIONS AND PRIVATE PLACEMENTS (CONTINUED)

    The following table presents the allocation of the purchase price to the assets acquired (in thousands):

Customer lists..............................................    $354
Software development........................................     230
Property, plant and equipment...............................      44
In-process research and development.........................      37
Accounts receivable.........................................      16
Prepaid expenses............................................       1
                                                                ----
                                                                $682
                                                                ====

    The operating results of eTracks.com, Inc. are included in the statements of operations from the acquisition date forward. The capitalized customer lists amortization expense was $148,000 for the year ended December 31, 1998. Research and development expense includes $37,000 of acquired in-process research and development which was expensed as the associated products were not technologically feasible. The pro forma effect of the transaction on the Company's revenues and net income if the transaction had occurred on January 1, 1996 is not significant.

PRIVATE PLACEMENT

    In May 1998, the Company sold, pursuant to a private placement, Secured Promissory Notes ("Notes") in the aggregate principal amount of $4,500,000 and warrants for 675,000 shares of Common Stock at an exercise price of $0.01 per share. The Company allocated approximately $1,200,000 of the proceeds from the Notes to the warrants based on the relative fair values of the Notes and the warrants. Accordingly, the Company amortized the related debt discount to interest expense over the period from May 6, 1998 (date of issuance) to July 13, 1998 (date of exchange--see below). All of such warrants were exercised in June 1998. On July 9, 1998, the Company obtained stockholder approval for, among other things, an increase in its authorized Common Stock (the "Certificate of Amendment") at its 1998 Annual Meeting of Stockholders. The Certificate of Amendment was filed on July 10, 1998. On July 13, 1998, the holders of the Notes exchanged the Notes for 4,500 shares of the Company's Series B Convertible Preferred Stock, $0.01 par value per share and warrants to purchase 1,125,000 shares of Common Stock at an exercise price of $0.01 per share. The Company allocated $3,000,000 to Series B Convertible Preferred Stock and $1,500,000 to warrants in accounting for the exchange.

    In May 1998, the Company also sold, pursuant to a private placement, shares of Series A Preferred Stock in the aggregate amount of $5,500,000 and warrants for 1,375,000 shares of Common Stock at an exercise price of $0.01 per share. The Company allocated approximately $2,500,000 of the proceeds from the Series A Preferred Stock to the warrants based on the relative fair values of the Series A Preferred Stock and the warrants. All of such warrants were exercised in June 1998. On July 13, 1998, after the Certificate of Amendment was approved by the Company's stockholders and was filed with the Secretary of State of the State of Delaware, the exchange of 5,500 shares of Series A Preferred Stock for 5,500 shares of Series B Convertible Preferred Stock was effected.

                                LEARN2.COM, INC.
                      (FORMERLY KNOWN AS 7TH LEVEL, INC.)

      NOTES TO SUPPLEMENTARY CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1998

3. BUSINESS COMBINATIONS AND PRIVATE PLACEMENTS (CONTINUED)

    The Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock (the "Certificate of Designations") provides that on the original issue date of the Series B Convertible Preferred Stock, the holders of the Series B Convertible Preferred Stock will have the right to nominate two members of the Board of Directors of the Company. The Series B Convertible Preferred Stock ranks senior and prior to the Common Stock and to all other classes or series of stock issued by the Company. Dividends accrue on the shares of Series B Convertible Preferred Stock at the rate of 8% per annum; provided, however, that in the event the Company fails to redeem the Series B Convertible Preferred Stock on or before April 30, 2005 (the "Anniversary Redemption Date"), pursuant to the Certificate of Designations, the dividend rate on the Series B Convertible Preferred Stock shall increase 2% per annum on each anniversary of the Anniversary Redemption Date. Annual dividends are cumulative and are payable quarterly in arrears when and as declared by the Company's Board of Directors. These shares have a liquidation preference of $1,000 per share. The Series B Convertible Preferred Stock is convertible immediately into Common Stock, initially at a conversion price of $2.00 per share, subject to adjustment. The shares of Series B Convertible Preferred Stock may be redeemed, at the option of the Company, at $1,000 per share on or after the Anniversary Redemption Date. Upon a change of control, the Company may offer to redeem such shares at $2,000 per share or the Company may issue to each holder of Series B Convertible Preferred Stock warrants exercisable for 250,000 shares of Common Stock for each 1,000 shares of Series B Convertible Preferred Stock owned by such holder at an exercise price of $0.01 per share. The Company also has optional redemption rights at any time after i) completion of an underwritten public offering by the Company with gross proceeds to the Company of at least $20,000,000 and a price per share of Common Stock of at least $4.00 per share, subject to adjustment, or
ii) after the Company's Common Stock shall have traded at an average price in excess of $4.00 per share, subject to adjustment, for 20 consecutive trading days and the aggregate market value of the Common Stock held by non-Affiliates of the Company is at least $35,000,000. The holders of Series B Convertible Preferred Stock also are entitled to certain preemptive rights, co-sale rights and registration rights.

    For the year ended December 31, 1998, the Company was required to increase the loss attributable to common stockholders, as a result of the beneficial conversion feature which arose due to the increase in the market price of the Company's Common Stock from the date the Company received commitments with respect to the $10,000,000 financing (April 20, 1998) to the date of issuance of the Series B Convertible Preferred Stock (July 13, 1998). The beneficial conversion feature is based upon the difference between the market price of the 5,000,000 shares of Common Stock into which the Series B Convertible Preferred Stock is convertible and the carrying value of the Series B Convertible Preferred Stock on the date of authorized issuance, but is limited (as discussed above) to the proceeds received with respect to each security issued. As the Company allocated $3,000,000 of proceeds to the Series B Convertible Preferred Stock, and approximately $2,500,000 of proceeds to the Series A Preferred Stock, the amount of the beneficial conversion feature is approximately $5,500,000. The one-time occurrence was accounted for similar to a non-cash dividend and had no effect on the Company's net loss or aggregate stockholders' equity.

    In December 1998, the Company sold, pursuant to a subscription agreement, 1,666,667 shares of Common Stock for $5,000,000, or $3.00 per share, and rights to purchase an additional 100,000 and 650,000 shares of Common Stock for $.01 and $4.50, respectively, to Fletcher International Limited

                                LEARN2.COM, INC.
                      (FORMERLY KNOWN AS 7TH LEVEL, INC.)

      NOTES TO SUPPLEMENTARY CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1998

3. BUSINESS COMBINATIONS AND PRIVATE PLACEMENTS (CONTINUED)

("Fletcher"). The Subscription Agreement provides that, at the Company's election, and as long as the market price of the Company's Common Stock is greater than $3.00 per share and the Company has an effective registration statement for the resale of Fletcher's shares, Fletcher is obligated to purchase up to an additional $5,000,000 of Common Stock at market prices when the Company elects to exercise its right to sell shares to Fletcher. In addition, Fletcher may receive additional shares of Common Stock if the Company's Common Stock does not meet certain price targets or if the Company does not register the resale of Fletcher's shares by certain dates, as defined.

4. INVENTORIES

    Inventories as of December 31 consist of the following (in thousands):

                                                                1998       1997
                                                              --------   --------
Finished goods..............................................   $  996     $  739
Raw materials...............................................      913        690
                                                               ------     ------
                                                               $1,909     $1,429
                                                               ======     ======

5. FIXED ASSETS, NET

    Fixed assets, at cost, as of December 31, 1998 and 1997 consisted of the following (in thousands):

                                                               1998       1997
                                                             --------   --------
Land.......................................................   $  215    $   100
Building and improvements..................................    2,147      4,518
Equipment..................................................    6,188      8,464
Furniture and fixtures.....................................      381        466
                                                              ------    -------
                                                               8,931     13,548
Less: accumulated depreciation.............................    4,389      6,274
                                                              ------    -------
                                                              $4,542    $ 7,274
                                                              ======    =======

    The Company leases certain office equipment under capital lease agreements. At December 31, 1998 and 1997, respectively, the carrying value of capital assets was $193,000 and $389,000, net of accumulated amortization of $317,000 and $209,000.

                                LEARN2.COM, INC.
                      (FORMERLY KNOWN AS 7TH LEVEL, INC.)

      NOTES TO SUPPLEMENTARY CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1998

5. FIXED ASSETS, NET (CONTINUED)

    During 1998 the Company disposed of approximately $1.8 million of net capital assets as a result of a reduction in capacity and recognized a loss in the December 31, 1998 consolidated financial statements related to this disposition of these assets of approximately $1.5 million.

    In April 1997 the Company sold its office building, which was under construction, for $5.6 million, and as a result, recognized a gain of approximately $95,000.

6. ACCRUED EXPENSES

    Accrued expenses consist of the following at December 31, 1998 and 1997 (in thousands):

                                                                1998       1997
                                                              --------   --------
Accrued office closing costs................................   $  265     $1,065
Accrued royalties...........................................      346        859
Accrued discounts and allowances............................      678        807
Accrued legal and corporate expenses........................      296        361
Accrued compensation........................................      433        755
Accrued interest and taxes..................................       55        191
Other.......................................................      621        765
                                                               ------     ------
                                                               $2,694     $4,803
                                                               ======     ======

7. INCOME TAXES

    The components of the provision for income taxes for the years ended December 31 are as follows (in thousands):

                                                            1998       1997       1996
                                                          --------   --------   --------
Current:
  Federal...............................................    $202       $492       $535
  State.................................................     104        137         66
                                                            ----       ----       ----
                                                             306        629        601
                                                            ====       ====       ====

    Provision for federal and state income taxes for 1998, 1997, and 1996 were recorded on the Company's ViaGrafix subsidiary.

                                LEARN2.COM, INC.
                      (FORMERLY KNOWN AS 7TH LEVEL, INC.)

      NOTES TO SUPPLEMENTARY CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1998

7. INCOME TAXES (CONTINUED)

    A reconciliation of the statutory federal income tax rate to the provision for income taxes for the year ended December 31 is as follows (in thousands):

                                                      1998       1997       1996
                                                    --------   --------   --------
Expected provision for federal income taxes at the
  statutory rate..................................  $(3,064)   $(6,655)   $(7,859)
State income taxes--net of federal benefit........       63        112         45
S corporation income--not taxable.................     (118)       (16)        --
Foreign income not subject to U.S. taxes..........     (616)       521        994
Income tax credits................................     (153)      (283)        --
Interest from tax-exempt municipal securities.....     (130)        --         --
Other.............................................       10         56        110
                                                    -------    -------    -------
Total.............................................   (4,008)    (6,265)    (6,710)
Change in valuation allowance.....................    4,314      6,894      7,311
                                                    -------    -------    -------
Provision for taxes...............................  $   306    $   629    $   601
                                                    =======    =======    =======

    Significant components of the Company's deferred income tax assets and liabilities as of December 31 are as follows (in thousands):

                                                            1998       1997
                                                          --------   --------
Deferred Income Tax Assets
  Net operating loss....................................    23,515     18,097
  Fixed assets and intangibles..........................       390        766
  Accrued liabilities not deductible for tax............       584      1,123
  Other.................................................        85        275
                                                          --------   --------
Net deferred income tax assets..........................    24,574     20,261
Valuation allowance.....................................   (24,574)   (20,261)
                                                          --------   --------
Net Asset...............................................        --         --
                                                          ========   ========

    At December 31, 1998, the Company had operating loss carryforwards available to offset future federal taxable income of approximately $80.0 million. These operating loss carryforwards expire at various dates through 2018 and under
Section 382 of the Internal Revenue Code may be limited due to ownership changes.

    Prior to being acquired by the Company, Panmedia elected S Corporation status for federal and state income tax reporting purposes. As a result, the Company's earnings are taxable directly to the shareholder. We remain liable, however, for the State of California taxes. Pro forma income tax information is not material.

    In connection with the ViaGrafix acquisition, all years presented have been restated to reflect what the changes in the valuation allowance would have been if the companies had been combined as of January 1, 1996.

                                LEARN2.COM, INC.
                      (FORMERLY KNOWN AS 7TH LEVEL, INC.)

      NOTES TO SUPPLEMENTARY CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1998

8. LONG-TERM DEBT AND NOTES PAYABLE

    As of December 31, 1998 and 1997 the Company's long-term debt and notes payable were as follows (in thousands):

                                                                1998       1997
                                                              --------   --------
7% Convertible Notes Payable, dated February 11, 1994;
  annual interest payments; notes are convertible, in whole
  but not in part, at the option of the holder at
  approximately 283 shares of Common Stock for each $1,000
  principal amount outstanding. Remaining principal balance
  due February 11, 1999 and satisfied (See Note 16 b).
  Included in this amount is $108,000 due to related
  parties...................................................    $485      $  485
7.5% Promissory notes dated August 15, 1995; payable in
  equal monthly installments over five years with remaining
  unpaid principal and interest due August 15, 2000 (repaid
  in March, 1998)...........................................      --       3,616
5% Promissory note dated December 18, 1998; proceeds used to purchase land, note and interest payable in June 1999;
  note issued in exchange for land..........................     103          --
Other.......................................................       4          86
                                                                ----      ------
  Total.....................................................     592       4,187
Less current portion........................................     590         871
                                                                ----      ------
Long term payables..........................................    $  2      $3,316
                                                                ====      ======

    Interest expense to related parties on the above debt was $61,000, $308,000 and $325,000 for 1998, 1997, and 1996, respectively. Included in the principal of the 7.5% promissory note is $44,760 and $142,342 of interest which was reclassified as additional principal in 1998 and 1996, respectively as per the debt agreement.

9. STOCKHOLDERS' EQUITY

COMMON STOCK

    On July 9, 1998 the shareholders of the Company authorized an increase in the number of shares of Common Stock from 20,000,000 to 100,000,000, par value $0.01 per share (the "Common Stock").

    Prior to the merger between Learn2.com and ViaGrafix, in May 1998, ViaGrafix completed an initial public offering in which it sold 1,750,000 shares of ViaGrafix common stock (equivalent to 3,230,500 shares of the Company's common stock for total proceeds of approximately $20.5 million).

PREFERRED STOCK

    There are 100,000 shares of Preferred Stock, par value of $0.01 per share, authorized and 1,395 shares were outstanding as of December 31, 1998. The Board of Directors is authorized to provide for the issuance of the shares of Preferred Stock in one or more series and to establish the number of shares included in any such series and to fix the designation, powers, preferences and rights of the shares of any such series.

                                LEARN2.COM, INC.
                      (FORMERLY KNOWN AS 7TH LEVEL, INC.)

      NOTES TO SUPPLEMENTARY CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1998

9. STOCKHOLDERS' EQUITY (CONTINUED)

    In May 1998, the Company sold, pursuant to a private placement, 5,500 shares of Series A Preferred Stock. On July 13, 1998 the Notes were exchanged for 4,500 shares of the Series B Convertible Preferred Stock (See Note 3). In a separate transaction the Series A Preferred Stock was exchanged for 5,500 shares of Series B Convertible Preferred Stock. During the fourth quarter of 1998, 8,605 shares of the Series B Convertible Preferred Stock were converted into 4,302,500 shares of Common Stock.

SERIES A CONVERTIBLE PREFERRED STOCK

    Prior to March 1998, there were 855,000 shares of ViaGrafix Series A convertible preferred stock outstanding. In March 1998, all 855,000 shares of preferred stock outstanding were converted to 901,902 shares of common stock in accordance with the Series A Convertible Preferred Stock Purchase Agreement as a result of the ViaGrafix's initial public offering.

STOCK COMPENSATION PLANS

    Pursuant to the consummation of the acquisition of ViaGrafix, the Company had two stock-based compensation plans which are described below.

    The Learn2.com, Inc. Amended and Restated Incentive Stock Option Plan (the "Incentive Stock Option Plan") and the ViaGrafix Plan (collectively the "Plans") allow the Company to grant options to certain employees, directors and outside consultants to purchase Common Stock under an incentive stock option plan. The option price represents estimated fair value at the date of grant. Under the plans, the Company may grant options to its employees for up to 5,046,000 shares of Common Stock. As of December 31, 1998 the Plans had 1,811,510 option shares outstanding and 1,840,277 shares available to grant. Of the 1,811,510 shares outstanding, 45,500 shares are subject to the Option Share Repurchase Agreement with certain stockholders and no new shares will be issued upon the exercise of grants.

    Pursuant to the Option Share Repurchase Agreement, the Company had the right to purchase up to 948,000 shares of Common Stock from certain stockholders at $0.003 per share. The Company may invoke this right in the event certain outstanding options (exercisable for an identical number of shares) are exercised. The Company intends to satisfy its obligations to issue shares of Common Stock upon any exercise of such associated options by delivering to the exercising optionee(s) shares of treasury stock, thereby resulting in no change in the number of outstanding shares of Common Stock. At December 31, 1998, 545,500 options associated with the Option Share Repurchase Agreement had been exercised at a weighted average exercise price of $0.163 per share (and an identical number of shares of Common Stock had been purchased by the Company pursuant to the Option Share Repurchase Agreement).

    At December 31, 1998, 469,500 options subject to the Option Share Repurchase Agreement with a weighted average exercise price of $0.253 per share had been cancelled. Notwithstanding the cancellation of certain options, the stockholders who are party to the Option Share Repurchase Agreement agreed that 112,500 shares of Common Stock underlying such cancelled options would remain subject to the agreement. During 1998, 69,000 shares were assigned to outstanding options.

                                LEARN2.COM, INC.
                      (FORMERLY KNOWN AS 7TH LEVEL, INC.)

      NOTES TO SUPPLEMENTARY CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1998

9. STOCKHOLDERS' EQUITY (CONTINUED)

Accordingly, all the 45,500 shares remaining under the Option Share Repurchase Agreement have corresponding option grants.

    Transactions in stock options under the Plans are summarized as follows:

                                        OPTION SHARE   WEIGHTED AVERAGE
                                         REPURCHASE        EXERCISE                       WEIGHTED AVERAGE
                                         AGREEMENT          PRICE         STOCK OPTIONS    EXERCISE PRICE
                                        ------------   ----------------   -------------   ----------------
Balance at December 31, 1995..........     222,000          $0.715          1,816,740          $ 7.15
Granted...............................          --              --          2,662,750            7.27
Exercised.............................     (85,250)          0.450           (156,229)           1.60
Canceled..............................     (15,000)          0.003         (1,887,964)          10.77
                                           -------          ------         ----------          ------
Balance at December 31, 1996..........     121,750          $0.990          2,435,297          $ 4.83
Granted...............................          --              --          1,241,924            5.40
Exercised.............................     (69,250)          0.083           (149,624)           0.93
Canceled..............................      (1,500)          0.003         (1,356,622)           5.31
                                           -------          ------         ----------          ------
Balance at December 31, 1997..........      51,000          $2.244          2,170,975          $ 5.12
Granted...............................          --              --          1,107,545            2.72
Exercised.............................     (41,500)          0.634           (390,784)           2.23
Reassigned............................      69,000           1.250            (69,000)           1.25
Canceled..............................     (33,000)          3.561         (1,052,725)           4.89
                                           -------          ------         ----------          ------
Balance at December 31, 1998..........      45,500          $1.250          1,766,010          $ 4.55
                                           =======          ======         ==========          ======

    Transactions in stock options to employees, directors and consultants outside either of the formal plans mentioned above are summarized as follows:

                                                                   WEIGHTED AVERAGE
                                                   STOCK OPTIONS    EXERCISE PRICE
                                                   -------------   ----------------
Balance at December 31, 1996.....................           --          $  --
Granted..........................................      737,500           3.76
Exercised........................................           --             --
Canceled.........................................           --             --
                                                     ---------          -----
Balance at December 31, 1997.....................      737,500          $3.76
Granted..........................................    3,056,500           1.98
Exercised........................................      (11,000)          1.32
Canceled.........................................     (956,000)          3.26
                                                     ---------          -----
Balance at December 31, 1998.....................    2,827,000          $2.02
                                                     =========          =====

    The Company has granted to directors options to purchase Common Stock under a non-employee directors' stock option plan with vesting over four years. Under the Learn2.com Inc. Amended and Restated 1994 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"), the Company may grant options to its non-employee directors for up to 125,000 shares of Common Stock. In 1998, 65,000

                                LEARN2.COM, INC.
                      (FORMERLY KNOWN AS 7TH LEVEL, INC.)

      NOTES TO SUPPLEMENTARY CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1998

9. STOCKHOLDERS' EQUITY (CONTINUED)

shares outstanding under the Directors' Plan were cancelled in exchange for new options granted outside this plan. All of the 125,000 shares authorized under the Directors' Plan were deregistered. At December 31, 1998, no options were outstanding.

    In May 1998, the Company exchanged with two board members their options to purchase 715,000 shares of Common Stock for 765,000 shares of Common Stock for $0.01 per share. The Company recognized a compensation charge of $1,377,000 related to this stock issuance.

    On May 13, 1999, options to purchase 600,000 shares of the Company's common stock were granted to certain employees of Panmedia as an inducement to retain the services of these employees. These options were all granted at fair market value on the date of grant and vest over a period of three to four years.

    On August 23, 1999, options to purchase 1,925,000 shares of the Company's common stock were granted to certain employees of ViaGrafix as an inducement to retain the services of these employees. These options were all granted at fair market value on the date of acquisition by Learn2 and vest over a period of four years.

    Subsequent to year end, three members of the Board of Directors exercised options to purchase 960,000 shares of Common Stock for the aggregate amount of approximately $1.9 million. In connection with these exercises, the Company received promissory notes from these individuals in the approximate amount of $1.7 million.

    The following table summarizes information about the Plans and non-plan stock options outstanding at December 31, 1998:

                                         TOTAL OPTIONS OUTSTANDING
                             -------------------------------------------------     TOTAL OPTIONS EXERCISABLE
                                           WEIGHTED AVERAGE                      ------------------------------
                               NUMBER         REMAINING       WEIGHTED AVERAGE     NUMBER      WEIGHTED AVERAGE
RANGE OF EXERCISE PRICES     OUTSTANDING   CONTRACTUAL LIFE    EXERCISE PRICE    EXERCISABLE    EXERCISE PRICE
------------------------     -----------   ----------------   ----------------   -----------   ----------------
$0.003-2.990...............   3,360,308    9.13 years              $ 1.90          791,457          $ 1.62
 3.000-4.990...............     489,190    10.00 years               3.84               --              --
 5.000-11.50...............     789,012    9.97 years                7.10          160,802            7.18
                              ---------                                            -------
                              4,638,510                                            952,259

    Options vest over varying time periods ranging from zero to five years. During 1998 and 1996 respectively, 527,500 and 1,217,250 outstanding options were repriced at the then current market value. Such options are included in both the granted and canceled options reported in the above schedule.

    The Company's Employee Stock Purchase Plan allows eligible employees to authorize the Company to withhold from 1% to 10% of gross earnings to purchase shares of the Company's Common Stock. Shares are purchased by participants at the lower of 85% of fair market value at either the beginning or purchase date of each 24 month offering period. Purchase dates are every six months. As of December 31, 1998, 300,000 shares were authorized for purchase pursuant to the plan and 223,436 shares had been issued.

                                LEARN2.COM, INC.
                      (FORMERLY KNOWN AS 7TH LEVEL, INC.)

      NOTES TO SUPPLEMENTARY CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1998

9. STOCKHOLDERS' EQUITY (CONTINUED)

    The Company adopted SFAS No. 123, "Accounting for Stock Based Compensation", during 1996 and elected to continue to apply the intrinsic value method provided under Accounting Principles Board ("APB") Opinion No. 25 and related interpretations in accounting for its stock based compensation plans described above. If compensation costs for the Company's stock-based compensation plans had been determined under the fair value method, the Company's net loss available to common shareholders per share would have been increased to the pro forma amounts indicated below:

                                                                  1998       1997       1996
                                                                --------   --------   --------
Net loss (in thousands)..........................  As Reported  $(15,134)  $(20,202)  $(23,716)
                                                   Pro forma     (18,623)   (23,273)   (28,482)
Basic and diluted loss per Common share..........  As Reported  $  (0.53)  $  (0.91)  $  (1.16)
                                                   Pro forma       (0.66)     (1.04)     (1.39)

    The fair value of each option grant and employee purchase rights are estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: no dividend yield; expected volatility of 67 to 211 percent; risk free interest rates of 5.2 to
6.5 percent; and variable expected lives of zero, two and one-half and five years, depending on the characteristics of the individual grants. The pro forma amounts are based upon assumptions that the Company's management believes are reasonable; however, the Company has a relatively short history on which to base these estimates. The assumptions used in option pricing models significantly affect the estimated value of stock benefits and, accordingly, the pro forma amounts do not purport to represent the Company's results of operations for any future period.

    As a result of negotiations with underwriters in connection with ViaGrafix's initial public stock offering in March 1998, management, for financial statement purposes, reassessed the fair value of its common stock as of each option grant date prior to March 1998 for the purpose of determining the amount of unearned compensation expense, if any, under APB No. 25. Based upon management's revised estimates, unearned compensation of $181,000 related to the January 1997, ViaGrafix stock option grants was recognized in 1997 and is being amortized over the five-year vesting period.

WARRANTS

    In connection with a $2,000,000 bridge loan agreement entered into in 1994 between the Company and certain existing stockholders prior to the initial public offering, the Company issued warrants to purchase 350,000 shares of Common Stock at $7.50 per share. The warrants expired October 11, 1999. At December 31, 1998, 278,195 of these warrants were outstanding.

    In connection with the acquisition of PyroTechnix, the Company assumed the liability for outstanding warrants of PyroTechnix. There were warrants for 5,000 shares of PyroTechnix common stock and as of December 31, 1997, 19,268 shares of the Company's Common Stock had been issued to cover the exercise of all of these warrants.

    In May 1998, in connection with the private placements (See Note 3), the Company issued warrants to purchase 675,000 and 1,375,000 shares of Common Stock at an exercise price of $0.01 per

                                LEARN2.COM, INC.
                      (FORMERLY KNOWN AS 7TH LEVEL, INC.)

      NOTES TO SUPPLEMENTARY CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1998

9. STOCKHOLDERS' EQUITY (CONTINUED)

share. The Company allocated approximately $1,200,000 and $2,500,000, respectively, of the total proceeds of $10,000,000 to these warrants. All of the warrants were exercised in June 1998. In connection with the exchange of the Notes issued in the above mentioned private placement the Company issued additional warrants to purchase 1,125,000 shares of Common Stock at an exercise price of $0.01 per share. During 1998, 750,000 shares of Common Stock were issued upon the exercise of the warrants and warrants for 375,000 shares remained outstanding at December 31, 1998. Subsequent to year end all of these warrants were exercised.

    In December 1998, as part of the stock subscription agreement between the Company and Fletcher, the Company issued rights to purchase an additional 100,000 and 650,000 shares of Common Stock for $.01 and $4.50, respectively (See
Note 3). As of December 31, 1998, all of these rights remain outstanding.

10. LEASES

    The Company leases office facilities in California and Texas and certain office equipment under operating leases that expire at various dates through 2002. Rental expense for operating leases amounted to $522,000, $966,000 and $936,000 for 1998, 1997 and 1996, respectively.

    Minimum payments under leases expiring subsequent to December 31, 1998 are as follows (in thousands):

                                                             CAPITAL    OPERATING
YEAR                                                          LEASES     LEASES
----                                                         --------   ---------
1999.......................................................    $161      $  522
2000.......................................................      48         384
2001.......................................................       3         391
2002.......................................................      --         265
                                                               ----      ------
    Total..................................................    $212      $1,562
Less amount representing interest..........................     (18)
                                                               ----
  Present value of minimum lease payments..................    $194
                                                               ====

11. MAJOR CUSTOMERS AND CONCENTRATION OF CREDIT RISK

    SFAS No. 105, "Disclosure of Information About Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk", requires disclosure of any significant off balance sheet and credit risk concentration. The Company has no significant off-balance-sheet concentration of credit risk such as foreign currency exchange contracts or other hedging arrangements. Financial instruments that subject the Company to credit risk consist of cash and cash equivalents and accounts receivable. The Company places its temporary cash in financial institutions. For the years ended December 31, 1998 and 1997, one customer represented approximately 26% and 11% of the Company's total net revenues, respectively. The Company did not have any customers which individually accounted for more than 10% of total sales for the year ended December 31, 1996.

                                LEARN2.COM, INC.
                      (FORMERLY KNOWN AS 7TH LEVEL, INC.)

      NOTES TO SUPPLEMENTARY CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1998

11. MAJOR CUSTOMERS AND CONCENTRATION OF CREDIT RISK (CONTINUED)

    The Company sells and markets, primarily in the United States and Canada, its training products and software directly and through resellers and distributors. Training product sales for the years ended December 31, 1998, 1997, and 1996 were 73%, 45% and 23%, respectively, of total net sales. During the year ended December 31, 1998, approximately 38% of the Company's net sales were through direct sales and 62% through resellers, major retailers and distributors.

    The Company does not require collateral from its customers. Its credit policy is in accordance with normal industry trade and credit terms. Credit losses relating to the Company's customers have not been significant.

12. RELATED PARTY TRANSACTIONS

    In January 1997, ViaGrafix entered into an agreement with Street Technologies, Inc., now known as Learn2, Inc. pursuant to which Learn2, Inc. agreed to pay royalties for sales of ViaGrafix networkable multimedia products and ViaGrafix agreed to pay royalties to Learn2, Inc. on licenses sold for networkable multimedia training products developed using Learn2, Inc. products. For the years ended December 31, 1998 and 1997, Learn2, Inc. paid net royalties excluding the $620,000 prepayment discussed below of $292,000 and $315,000, respectively, to ViaGrafix. The president and chief executive officer of Learn2, Inc. was a director of ViaGrafix.

    In 1998, ViaGrafix rented an airplane from an affiliate for use in traveling to trade shows and other marketing activities. Total costs charged by the affiliate during the year ended December 31, 1998 was $37,000.

    In September 1998, ViaGrafix paid $620,000 to amend the agreement with Learn2, Inc. whereby the royalty paid to Learn2, Inc. on licenses sold for networkable multimedia training products developed using Learn2, Inc. products was reduced through September 30, 2000. At that time, ViaGrafix has the option to pay an additional $250,000 to reduce the royalty paid on Learn2, Inc.'s products for the life of their products. The $620,000 payment was capitalized as prepaid royalty and license and is being amortized over 24 months. Prepaid royalty and license amortization expense was $78,000 for the year ended
December 31, 1998.

    In July 1998, the Company issued a $188,000 note receivable to an officer as part of an employment agreement. The note receivable is secured by a first mortgage on his residence, earns interest at 8% per annum and is payable monthly with a balloon payment in July 2000.

13. EMPLOYEE BENEFIT PLANS

    The Company sponsors 401(k) plans for its employees whereby employees that qualify for participation under the plan can contribute up to 15% of their salary, on a before tax basis, subject to a maximum contribution limit as determined by the Internal Revenue Service. The Company matched participant contributions 50% up to a maximum of 6% of a participant's salary. For the years ended December 31, 1998, 1997 and 1996, the Company made contributions to the plan of approximately $131,000, $231,000 and $280,000, respectively. The Company does not provide any post-retirement benefits other than the 401(k) plans.

                                LEARN2.COM, INC.
                      (FORMERLY KNOWN AS 7TH LEVEL, INC.)

      NOTES TO SUPPLEMENTARY CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1998

14. COMMITMENTS AND CONTINGENCIES

    On May 22, 1998, a lawsuit was filed as a putative class action against the Company's ViaGrafix subsidiary and certain of its officers and directors claiming violations of the Securities Act of 1933 for alleged misrepresentations and omissions in the prospectus issued in connection with ViaGrafix's initial public offering made in March 1998. The Company believes the lawsuit is without merit.

    The Company is involved in other claims and lawsuits that are generally incidental to its business. The Company is vigorously contesting all such matters and believes that their ultimate resolution will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

15. INDUSTRY SEGMENTS

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS No. 131). SFAS NO. 131 superseded SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise". SFAS
No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. In the initial year of application, comparative information for earlier years must be restated. Management has determined that it does not have any separately reportable business segments.

16. SUBSEQUENT EVENTS

A. STREET TECHNOLOGIES, INC. ACQUISITION

    In February 1999, the Company acquired Learn2, Inc., a company that uses streaming technology to market and sell its extensive catalog of online training course products. Effective as of the date of the merger, Street
Technologies, Inc. changed its name to Learn2, Inc. To consummate the transaction, the Company issued 4,948,182 shares of Common Stock and 21,644 shares of Series D 8% Preferred Stock (the "Series D Stock") with an aggregate liquidation preference of $21,643,970. Upon the receipt of Common Stockholders approval to convert, the Series D Stock will convert into Common Stock at $3.00 per share. The Series D 8% Preferred Stockholders are entitled to participate with the Common Stockholders in dividends and distributions and to vote on most matters on an "as converted" basis with the Common stockholders and as a separate class, except for the vote on whether to convert the Series D Stock. The total value of the transaction is approximately $36 million and will be accounted for using the purchase method of accounting.

B. CONVERSION OF 7% CONVERTIBLE NOTES PAYABLE

    The 7% Convertible Notes Payable were due and payable on February 11, 1999 (See Note 8). To induce the holders to convert the notes into Common Stock, the Company on February 10, 1999, offered the holders the right to convert at a price equal to 85% of the then current market rate of the stock. During
February 1999, the Company issued 186,982 shares of Common Stock in exchange for $458,000 of current notes payable. Accordingly, the Company recognized interest expense in the

                                LEARN2.COM, INC.
                      (FORMERLY KNOWN AS 7TH LEVEL, INC.)

      NOTES TO SUPPLEMENTARY CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1998

16. SUBSEQUENT EVENTS (CONTINUED)

amount of $115,000. As of June 30, 1999 the remaining balance of $27,000 has not been paid to the one remaining holder.

C. SETTLEMENT OF LAWSUIT

    Subsequent to December 31, 1998, ViaGrafix settled a lawsuit filed in December 1998, arising out of operations. The amount of the settlement was $172,000 and it is reflected in 1998, general and administrative expenses.

17. NOTES TO UNAUDITED QUARTERLY FINANCIAL STATEMENTS FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 1999 AND 1998

A. BASIS OF PRESENTATION

    In the opinion of management, the accompanying unaudited condensed supplementary consolidated financial statements contain all adjustments necessary to present fairly the financial position of Learn2.com, Inc. (formerly known as 7th Level, Inc.) and subsidiaries (the "Company") as of June 30, 1999 and the results of operations for the three and six month periods ended
June 30, 1999 and June 30, 1998 and statement of cash flows for the six months ended June 30, 1999 and June 30, 1998. These condensed supplementary consolidated financial statements should be read in conjunction with the consolidated financial statements of the Company contained herein.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The results of operations for any interim period are not necessarily indicative of the results to be expected for the entire year ending December 31, 1999. The condensed supplementary consolidated financial statements for the periods ended June 30, 1999 and 1998 have been restated to reflect the May 1999 acquisition of Panmedia Corporation ("Panmedia") and the August 1999 acquisition of ViaGrafix Corporation ("ViaGrafix"), which were accounted for as a pooling of interests.

    Certain amounts in the prior periods' condensed consolidated financial statements have been reclassified for comparative purposes to conform to the current period presentation.

B. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

    The Company recognizes revenue in accordance with the provisions of Statement of Position ("SOP") No. 97-2, "Software Revenue Recognition." Revenues from software license agreements are recognized upon delivery and acceptance of the software if there are no significant post-delivery and acceptance obligations, and payment is fixed and determinable. Revenues for post-contract customer support are recognized ratably over the term of the support period. Revenues from development and consulting services are recognized in the period in which services are provided and the revenues are fixed and determinable.

    For direct and indirect sales to organizations, the Company recognizes revenue for the software license at the time of sale. In most instances, the Company provides web hosting services. The Company recognizes revenue for this post-contract support ratably over the hosting period, which is generally one year.

    The Company recognizes revenue from the sale to resellers during the year as product is delivered and payment is made. In most instances, the Company provides web hosting services and therefore recognizes revenue for this post-contract support ratably over the hosting period.

    Revenue from web site design and implementation services for corporate clients is recognized based on either time and materials charges incurred during the period, the acheivement of project milestones as defined by customer contracts or percentage of completion for fixed fee contracts.

SOFTWARE DEVELOPMENT COSTS

    The Company capitalizes software development costs in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to Be Sold,

Leased or Otherwise Marketed." SFAS 86 requires the capitalization of certain software development costs once technological feasibility is established and until such time as the product is available for general release. The capitalized cost is then amortized on a straight-line basis over the estimated product life, or on the ratio of current revenues to total projected product revenues, whichever is greater.

C. RECENT DEVELOPMENTS AND BUSINESS COMBINATIONS

    On July 14, 1999, the Company changed its name from 7th Level, Inc. to Learn2.com, Inc. The change was made in order to create a single brand and to more closely align the Company's identity with its product offerings.

VIAGRAFIX ACQUISITION

    In August 1999, the Company acquired ViaGrafix ("ViaGrafix") Corporation. Under the terms of the agreement, the Company issued 10,684,988 shares of its common stock. This represents 1.846 shares for each share of ViaGrafix common stock outstanding. The acquisition was accounted for as a pooling-of-interests and, accordingly, the accompanying financial statements and footnotes have been restated to include the operations of ViaGrafix for all periods presented.

PANMEDIA ACQUISITION

    In May 1999, the Company merged with Panmedia Corporation ("Panmedia"). The Company exchanged 1,543,860 shares of common stock for all the outstanding common shares of Panmedia. The merger was accounted for as a pooling-of-interests, and, accordingly, the accompanying financial statements and footnotes have been restated to include the operations of Panmedia for all periods presented.

    Components of the condensed supplementary consolidated results of operations of Learn2.com and of ViaGrafix and Panmedia prior to their acquisitions by Learn2.com are as follows (in thousands):

                                                           SIX MONTHS ENDED     THREE MONTHS ENDED
                                                               JUNE 30,              JUNE 30,
                                                          -------------------   -------------------
                                                            1999       1998       1999       1998
                                                          --------   --------   --------   --------
                                                              (UNAUDITED)           (UNAUDITED)
NET REVENUES
Learn2.com..............................................  $  1,829   $   534    $ 1,238    $   366
ViaGrafix...............................................    13,304     8,264      5,959      4,187
Panmedia................................................       631       566        269        136
                                                          --------   -------    -------    -------
Total...................................................    15,764     9,364      7,466      4,689
                                                          ========   =======    =======    =======

NET INCOME (LOSS)
Learn2.com..............................................   (16,141)   (7,552)    (2,621)    (4,825)
ViaGrafix...............................................    (1,261)    1,039       (710)       502
Panmedia................................................        17       302         46         58
                                                          --------   -------    -------    -------
Total...................................................  $(17,385)  $(6,211)   $(3,285)   $(4,265)
                                                          ========   =======    =======    =======

STREET TECHNOLOGIES ACQUISITION

    In February 1999, the Company acquired all of the outstanding stock of Street Technologies, Inc., a privately held company, and renamed the subsidiary Learn2, Inc. The Company began marketing and developing training solutions delivered over intranets and the Internet. To consummate the transaction, the Company issued 4,948,182 shares of common stock and 21,644 shares of Series D 8% Preferred

Stock (the "Series D Stock") with an aggregate liquidation preference of $21.6 million. On July 29, 1999, the Series D Stock automatically converted into 7,214,666 shares of common stock, the day after stockholder approval of the conversion. The total value of the transaction was approximately $40.4 million including $3.1 million of assumed liabilities, which consisted primarily of deferred revenue. The transaction was accounted for using the purchase method of accounting. The results of Street Technologies, Inc. subsequent to the acquisition are included in the Company's condensed supplmentary consolidated statement of operations.

    The aggregate purchase price consisted of the following (in thousands):

DESCRIPTION                                                    AMOUNT
-----------                                                   --------
Common stock................................................  $14,845
Preferred stock.............................................   21,644
                                                              -------
  Subtotal..................................................   36,489
Assumed liabilities.........................................    3,133
Acquisition costs...........................................      782
                                                              -------
    Total...................................................  $40,404
                                                              =======

    The purchase price was allocated to the net assets acquired based upon their fair values. The fair values were determined by an independent appraisal. The appraisal incorporated proven valuation procedures and techniques. The purchase price has been allocated as follows (in thousands):

DESCRIPTION                                                    AMOUNT
-----------                                                   --------
Current assets..............................................  $ 1,763
Fixed assets................................................      343
Other assets................................................      490
Capitalized software........................................   14,717
Intangible assets...........................................    3,519
Acquired in-process technology (written-off)................    9,677
Goodwill....................................................    9,895
                                                              -------
    Total...................................................  $40,404
                                                              =======

    The acquired in-process technology has been expensed as a charge against operations and is included in the accompanying condensed consolidated statement of operations for the six months ended June 30, 1999. The amount allocated to acquired in-process technology relates to projects that had not yet reached technological feasibility and that, until completion of development, had no alternative future use. These projects require substantial development and testing prior to reaching technological feasibility. However, these projects may not reach technological feasibility and may not develop into products that may be sold by the Company. The acquired in-process technology has required, and may require substantial development by the Company. The intangible assets are being amortized over seven to twenty years. The Company recorded approximately $427,000 and $630,000 in amortization expense relating to these intangible assets during the three and six months ended June 30, 1999, respectively.

    The accompanying condensed supplmentary consolidated statement of operations for the six months ended June 30, 1999 includes charges of approximately
$9.7 million associated with the write-off of acquired in-process technology and approximately $2.5 million associated with a restructuring charge which includes the write-off of redundant assets, excess office space and employee severance. The following unaudited pro forma information has been prepared assuming that this acquisition had taken place at the beginning of the period; it is not necessarily indicative of results that may occur in the future.

                                   PRO FORMA
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                   THREE MONTHS ENDED               SIX MONTHS ENDED
                                              -----------------------------   -----------------------------
                                              JUNE 30, 1999   JUNE 30, 1998   JUNE 30, 1999   JUNE 30, 1998
                                              -------------   -------------   -------------   -------------
Revenue.....................................     $ 7,750         $6,779         $ 16,095         $11,595
(Loss) income from operations...............      (3,988)         2,078          (19,316)           (369)
Net (loss) income...........................      (3,304)         2,019          (18,095)           (585)
(Loss) income per share.....................     $  (.08)        $  .06         $   (.42)        $  (.02)

ETRACKS.COM ACQUISITION

    On July 31, 1998 ViaGrafix acquired certain assets of eTracks.com, Inc. (formally known as Make It So, Inc.), a privately held company based in San Mateo, California, that provides interactive email broadcast services for businesses that rely on web-based commerce and transactions and operates eTracks.com, an online community of currently more than 550,000 members, for approximately $682,000. The transaction was financed with existing cash and was accounted for as a purchase. The purchase price and related direct expenses associated with the acquisition have been allocated based on the fair value of the assets purchased. The results of operations for this acquisition have been included in the Company's consolidated results of operations since the acquisition date. Pro forma operating results are not presented, as they would not differ materially from actual results for 1998. In January 1999, ViaGrafix issued common shares equal to a 5% ownership in eTracks.com to a key employee of eTracks.com. The value per share of the issued shares equaled the fair value per share paid by ViaGrafix in July 1998.

D. INVENTORIES

    Inventories consist of the following (in thousands):

                                                        JUNE 30,     DECEMBER 31,
                                                          1999           1998
                                                       -----------   ------------
                                                       (UNAUDITED)
Finished goods.......................................     $1,728        $  996
Raw materials........................................      1,029           913
                                                          ------        ------
                                                          $2,757        $1,909
                                                          ======        ======

E. LOSS PER COMMON SHARE

    Basic and diluted loss per share was determined by dividing the net loss by the weighted average common shares outstanding during the period. Common stock equivalents are excluded from the loss per share calculation, as their effect would be anti-dilutive.

F. CONVERSION OF 7% CONVERTIBLE NOTES PAYABLE

    The Company's 7% Convertible Notes Payable (the "Notes") were due and payable on February 11, 1999. To induce the holders to convert the Notes into common stock, the Company on February 10, 1999 agreed with the holders of the Notes to amend the Notes to provide that the conversion price should be reduced to a price equal to 80% of the then current market price of the common stock. During February 1999, the Company issued 186,982 shares of common stock in exchange for approximately $458,000 of the Notes. The difference between the stated conversion price and the actual conversion price was approximately $115,000 and is included as interest expense in the accompanying condensed supplementary consolidated statement of operations. As of June 30, 1999 the remaining balance of $27,000 is still owed to one remaining holder.

G. STOCKHOLDERS' EQUITY

    In the first quarter of 1999, three members of the Board of Directors exercised their options to purchase an aggregate of 960,000 shares of Common Stock for an aggregate exercise price of $1,934,000. The outstanding balance of $1,687,000 is included as notes and accounts receivable from directors in the stockholders' equity section of the condensed supplementary consolidated balance sheet. Under the terms of the promissory notes, interest accrues at a rate of 6% per annum payable quarterly, or at the option of the holders, will accrue at a rate of 7% per annum payable upon the maturity of the loan. The notes mature at various dates in 2004.

    As of June 30, 1999, all shares of the Company's Series B Convertible Preferred Stock had been converted into shares of Common Stock.

H. COMMITMENTS AND CONTINGENCIES

LEGAL CONTINGENCIES

    On May 22, 1998 a lawsuit was filed in the United States District Court for the Northern District of Texas by Jonathan L. Gordon, as a putative class action against ViaGrafix and certain of its officers and directors claiming violations of the Securities Act of 1933 for alleged misrepresentations and omissions in the Prospectus issued in connection with ViaGrafix's initial public offering made in March 1998. Mr. Gordon and certain others have sought designation as lead plaintiffs in the action. We believe the lawsuit is without merit. Our response is not yet due.

    The Company is involved in various claims and lawsuits that are generally incidental to its business. The Company is vigorously contesting all such matters and believes that their ultimate resolution will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

I. RESTRUCTURING CHARGES

    During the first quarter, the Company recorded a charge of approximately $2.5 million of incurred direct costs primarily related to the merger with Street Technologies, Inc. and the Company's reorganization plans to integrate the operations of Street Technologies, Inc. and the Company. The charges were comprised of the following: $1.4 million to write-off redundant assets, $493,000 excess office space and other costs, and $600,000 in employee severance costs.

    The following table summarizes the activity in the accruals during the period ended June 30, 1999. The balance of the restructuring accrual at June 30, 1999 is included in accrued expenses on the condensed supplementary consolidated balance sheet and is anticipated to be paid within the next three years (in thousands);

                                                                            BALANCE AT
                                                                             JUNE 30,
                                      RESTRUCTURING   NON-CASH     CASH     ----------
CHARGES                                  CHARGES      PAYMENTS   PAYMENTS      1999
-------                               -------------   --------   --------   ----------
Write-off of redundant assets.......     $1,400       $(1,385)    $ (15)       $  --
Office space and other costs........        493            86      (164)         415
Employee severance costs............        600           (34)     (537)          29
                                         ------       -------     -----        -----
  Total.............................     $2,493       $(1,333)    $(716)       $ 444
                                         ======       =======     =====        =====

J. INDUSTRY SEGMENTS

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS No. 131). SFAS No. 131 superseded SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise". SFAS
No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. In the initial year of application, comparative information for earlier years must be restated. Management has determined that it does not have any separately reportable business segments.